UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

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☐	Soliciting Material Pursuant to §240.14a-12

BANCORPSOUTH, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

[•], 2016

TO THE SHAREHOLDERS OF

  BANCORPSOUTH, INC.:

On Wednesday, April 27, 2016, at 9:00 a.m. (Central Time), the annual meeting of shareholders of BancorpSouth, Inc. will be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. You are cordially invited to attend and participate in the meeting.

Please read our enclosed Annual Report to Shareholders and the attached Proxy Statement. They contain important information about BancorpSouth and the matters to be addressed at the annual meeting.

Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in one of the following ways:

•	Use the Internet at the website shown on your proxy card;

•	Use the telephone number shown on your proxy card; or

•	Complete, sign, date and return your proxy card in the postage-paid envelope provided.

Instructions regarding each method of voting are contained in the attached Proxy Statement and on the enclosed proxy card. If you attend the annual meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.

I look forward to seeing you at this year’s annual meeting.

Sincerely,

JAMES D. ROLLINS III

Chairman of the Board and

Chief Executive Officer

Enclosures:

1. Proxy Card and Business Reply Envelope

2. Annual Report to Shareholders

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY

COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 27, 2016

TO THE SHAREHOLDERS OF

  BANCORPSOUTH, INC.:

The annual meeting of shareholders of BancorpSouth, Inc. will be held on Wednesday, April 27, 2016, at 9:00 a.m. (Central Time) at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 for the following purposes:

(1)	To elect eight (8) directors;

(2)	To approve amended and restated articles of incorporation, which will (i) change the board size range, (ii) permit shareholder removal of a director without cause, (iii) conform the provision on limitation of director liability to the Mississippi Business Corporation Act, (iv) decrease the percentage of shareholders required to call, and reduce the quorum requirement for, special shareholders meetings, and (v) integrate into a single document all previous shareholder-approved amendments;

(3)	To approve a new article in our restated articles of incorporation, as amended, to designate the state or federal court of general jurisdiction in Lee County, Mississippi, as the exclusive forum for certain legal actions; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 8, 2016 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

JAMES D. ROLLINS III

Chairman of the Board and

Chief Executive Officer

[•], 2016

IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1

PROPOSAL 1: ELECTION OF DIRECTORS	3
Introduction	3
Nominees	3
Continuing Directors	5
Required Vote	7

PROPOSAL 2: APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION, WHICH WILL (i) CHANGE THE BOARD SIZE RANGE, (ii) PERMIT SHAREHOLDER REMOVAL OF A DIRECTOR WITHOUT CAUSE, (iii) CONFORM THE PROVISION ON LIMITATION OF DIRECTOR LIABILITY TO THE MISSISSIPPI BUSINESS CORPORATION ACT, (iv) DECREASE THE PERCENTAGE OF SHAREHOLDERS REQUIRED TO CALL, AND REDUCE THE QUORUM REQUIREMENT FOR, SPECIAL SHAREHOLDERS MEETINGS, AND (v) INTEGRATE INTO A SINGLE DOCUMENT ALL PREVIOUS SHAREHOLDER-APPROVED AMENDMENTS	8
Background for the Amendments	8
Background for Integration into a Single Document of All Prior Shareholder-Approved Amendments	9
Proposed Articles	9
Unbundling with Proposal 3	10
Required Vote	10

PROPOSAL 3: APPROVAL OF A NEW ARTICLE IN OUR RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO DESIGNATE THE STATE OR FEDERAL COURT OF GENERAL JURISDICTION IN LEE COUNTY, MISSISSIPPI, AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS	11
Required Vote	12
Unbundling with Proposal 2	12

CORPORATE GOVERNANCE	13
Director Attendance at Board, Committee and Annual Meetings	13
Committees of the Board of Directors	13
Communications with the Board of Directors	15
Governance Information	15
Director Independence	15
Director Qualification Standards	16
Board Leadership Structure	16
Executive Sessions	17
Stock Ownership Guidelines	17
Risk Oversight	17
Compensation Committee Interlocks and Insider Participation	18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20

COMPENSATION DISCUSSION AND ANALYSIS	22
Executive Summary	22
Compensation Overview	22
Compensation Policy	23
Compensation Process	26
Components of Compensation	27
Internal Revenue Code Section 162(m)	34
Accounting for Stock-Based Compensation	34
Employment Agreements and Change in Control Arrangements	34
Retirement Benefits	36
Life Insurance Plans	37

i

ii

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for the purposes set forth in the accompanying notice. The proxies will be voted at our annual meeting of shareholders to be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 on April 27, 2016, at 9:00 a.m. (Central Time), and at any adjournments or postponements thereof. This Proxy Statement and the accompanying Annual Report to Shareholders and proxy card are first being sent to shareholders on or about [•], 2016.

If a proxy is properly given by a shareholder of record and not revoked, it will be voted in accordance with the instructions provided, if any, and if no instructions are provided, it will be voted:

•	“FOR” the election as directors of the nominees listed in this Proxy Statement;

•	“FOR” the approval of amended and restated articles of incorporation, which will (i) change the board size range, (ii) permit shareholder removal of a director without cause, (iii) conform the provision on limitation of director liability to the Mississippi Business Corporation Act, (iv) decrease the percentage of shareholders required to call, and reduce the quorum requirement for, special shareholders meetings, and (v) integrate into a single document all previous shareholder-approved amendments;

•	“FOR” the approval of a new article in our restated articles of incorporation, as amended, to designate the state or federal court of general jurisdiction in Lee County, Mississippi, as the exclusive forum for certain legal actions; and

•	In accordance with the recommendations of our Board of Directors on any other proposal that may properly come before the annual meeting.

Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card. Shareholders should only vote by one of the foregoing methods. If a shareholder votes by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. A shareholder who votes by proxy using any method before the annual meeting has the right to revoke the proxy at any time before it is exercised by submitting a written request to us or by voting another proxy at a later date. The grant of a proxy will not affect the right of any shareholder to attend the meeting and vote in person. For a general description of how votes will be counted, please refer to the section below entitled “GENERAL INFORMATION – Counting of Votes.”

Pursuant to the Mississippi Business Corporation Act and our governing documents, a proxy to vote submitted by Internet or telephone has the same validity as one submitted by mail. To submit a proxy to vote by Internet, access the website www.envisionreports.com/bxs, enter the 15-digit control number found on the enclosed proxy card and follow the instructions on the website. To submit a proxy to vote by telephone, call toll free 1-800-652-8683, enter the 15-digit control number on the enclosed proxy card and follow the instructions. A proxy to vote by Internet or telephone may be submitted at any time until 2:00 a.m. (Central Time) on April 27, 2016 and either method should only require a few minutes to complete. To submit a proxy to vote by mail, complete, sign, date and return the enclosed proxy card in the enclosed business reply envelope.

If shares are held in “street name” through a broker, bank or other holder of record, the beneficial holder will receive instructions from the registered holder that must be followed in order for the shares to be voted on behalf of the beneficial holder. Each method of voting listed above is offered to shareholders who own their shares through a broker, bank or other holder of record. If a beneficial holder provides specific voting instructions, the shares will be voted as instructed and as the proxy holders may determine within their discretion with respect to any other matters that may properly come before the annual meeting.

The close of business on March 8, 2016 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. As of such date, we had 500,000,000 authorized shares of common stock, $2.50 par value per share, of which [•] shares were outstanding, and 500,000,000 authorized shares of preferred stock, $0.01 par value per share, of which no shares were outstanding. Each share of our common stock is entitled to one vote. The common stock is our only outstanding class of voting stock. Holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Restated Articles of Incorporation, as amended (the “Current Articles”), provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Directors are elected by a plurality of the votes cast by the holders of shares of our common stock represented at a meeting at which a quorum is present. The holders of our common stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast only one vote per share for each nominee.

Our Amended and Restated Bylaws, as amended, provide that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from than votes “for” his or her election must promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee will consider any such resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will act on any such recommendation of the Nominating and Corporate Governance Committee within 90 days following certification of the shareholder vote.

Unless a proxy specifies otherwise, the persons named in the proxy shall vote the shares covered by the proxy for the nominees listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

Nominees

The Board of Directors has nominated the eight (8) individuals named below in the sections entitled “– Class III Nominees – Term Expiring in 2019,” “– Class I Nominee – Term Expiring in 2018,” and “Class II Nominees – Term Expiring in 2017” to serve until the annual meeting of shareholders in 2019, 2018 or 2017 respectively, or until their earlier retirement in accordance with our retirement policy for directors or otherwise. Assuming the election of the eight (8) director nominees at the annual meeting of shareholders, the Board of Directors will consist of thirteen (13) members with four (4) Class I directors, five (5) Class II directors and four (4) Class III directors.

Our retirement policy for directors provides that a director may not stand for re-election to the Board of Directors after reaching his or her 70th birthday, unless the Board of Directors determines that we would significantly benefit from such director serving another term because of his or her advice, expertise and influence. Each of W. G. Holliman, Jr., Robert C. Nolan and Guy W. Mitchell III, whose current terms expire this year, has already reached his 70th birthday. The Board of Directors has determined that we would significantly benefit from the services of each of Messrs. Holliman, Nolan and Mitchell and approved each of their nominations for election at the annual meeting of shareholders for an additional one-year term.

At the end of a director’s term, the Board may, in its discretion, re-nominate that director for another term. If, after a director’s 70th birthday, the Board of Directors does not nominate the director for another term or the director is not re-elected by our shareholders, such director would then serve as a Director Emeritus.

Each nominee has consented to be a candidate and to serve as a director if elected.

The biographies below show the name, age, principal occupation and directorships with other public companies held by each of the nominees designated by the Board of Directors for election as a director. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills that led to the Nominating and Corporate Governance Committee’s conclusion that each nominee should serve as one of our directors.

Class III Nominees – Term Expiring in 2019

Gus J. Blass III, age 64, is the General Partner of Capital Properties, LLC, an investment management company with which he has been associated for over 30 years. Mr. Blass is a director of Heatwurx, Inc. (OTC BB: HUWX) and serves on its audit committee. He also serves as a director of a number of non-public companies, including U.S. Bentonite, Inc. In addition, he serves on the board of a number of non-profit organizations, such as the St. Vincent Development Foundation and Positive Atmosphere Reaches Kids. Mr. Blass has served on our Board of Directors since 2012 and on the Board of Directors of BancorpSouth Bank, our wholly-owned subsidiary, since 2004.

Mr. Blass brings business knowledge and experience in real estate development to the Board. Having served on the board of BancorpSouth Bank since 2004, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Larry G. Kirk, age 69, served as the Chairman of the Board and Chief Executive Officer from 1996 to 2005 of Hancock Fabrics, Inc., a publicly held fabric retailer and wholesaler, and as the President and Chief Financial Officer of Hancock Fabrics from 1989 to 1996. In addition, Mr. Kirk has served as the Chairman of several non-profit community organizations, such as Community Development Foundation and CREATE, Inc. He also serves as a director of Health Link, Inc. and Acclaim, Inc. Mr. Kirk has served on our Board of Directors since 2002 and currently serves as Chairman of the Audit Committee, a position he has held since 2003. Mr. Kirk qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

Mr. Kirk brings financial expertise and public accounting knowledge to the Board. He also possesses practical business experience as the former Chief Financial Officer and then Chief Executive Officer of a public company.

James D. Rollins III, age 57, has served as Chairman of the Board since April 2014 and Chief Executive Officer since November 2012. Prior to that, he served as President and Chief Operating Officer of Prosperity Bancshares, Inc., headquartered in Houston, Texas, and director of Prosperity Bancshares from 2006 to 2012. Mr. Rollins served as Senior Vice President of Prosperity Bancshares from 2001 until 2006, and became President of Prosperity Bank in 2005. He served as Executive Vice President of Prosperity Bank from 2002 to 2004 and President of the Matagorda Banking Centers of Prosperity Bank from 1994 to 2002. From 1983 to 1994, Mr. Rollins worked for First State Bank and Trust Company in Port Lavaca and Bay City, Texas. Mr. Rollins currently serves on the Boards of Directors of North Mississippi Health Services, Inc. and the Healthcare Foundation of North Mississippi. Mr. Rollins has served on our Board of Directors since November 2012.

Mr. Rollins brings to the Board valuable banking knowledge from his years of service in the financial services industry, particularly his experience on the senior management team and as a director of a public bank holding company.

Thomas R. Stanton, age 51, is currently the Chairman of the Board of Directors and Chief Executive Officer of ADTRAN, Inc. (NASDAQ: ADTN), a publicly traded company headquartered in Huntsville, Alabama. Mr. Stanton assumed the role of Chief Executive Officer of ADTRAN, Inc. in 2005 and Chairman of the Board in 2007. Prior to joining ADTRAN, Inc., he served as an executive for Transcrypt International and held several senior management positions with the E. F. Johnson Company. Mr. Stanton served on the board of the Federal Reserve Bank of Atlanta’s Birmingham Branch from January 2009 to 2014. In addition, he served as Chairman of the Federal Reserve Bank of Atlanta’s Birmingham Branch from 2013-2014. Mr. Stanton has served on the Board of Directors for a number of technology companies, the Chamber of Commerce of Huntsville/Madison County, and as Chairman for the Telecommunications Industry Association (TIA). He is also a Board member for the Economic Development Partnership of Alabama (EDPA).

Mr. Stanton brings technological experience to our Board as the Chairman and Chief Executive Officer of a public company.

Class I Nominee – Term Expiring in 2018

Shannon A. Brown, age 58, is the Senior Vice President, Chief Human Resources and Diversity Officer for FedEx Express, the largest express transportation company in the world. Mr. Brown has been associated with FedEx for more than 30 years. Prior to holding his position at FedEx Express, Mr. Brown was the Senior Vice President, Human Resources with FedEx Ground from 2005 to 2008. In addition, Mr. Brown served as a director for Buckeye Technologies Inc. from 2012 to 2013. Mr. Brown also serves on numerous boards for non-profit organizations, including United Way of the Mid-South, the Central Board of the Boys & Girls Clubs of Greater Memphis, and Teach for America – Memphis.

Mr. Brown was identified for potential Board membership through procedures adopted by the Nominating and Corporate Governance Committee of the Board, which reviewed Mr. Brown’s qualifications and recommended his nomination to the full Board.

Mr. Brown will bring to the Board valuable practical business skills, as shown in his career advancement at FedEx from package handler to his current role as Senior Vice President, and Chief Human Resources and Diversity Officer. Mr. Brown also possesses extensive leadership and development skills, as well as expertise in recruitment, employee benefits and compensation.

Class II Nominees – Term Expiring in 2017

W. G. Holliman, Jr., age 78, is the Managing Member of Five Star, LLC, a family investment management company. Mr. Holliman served as the Chairman and Chief Executive Officer of Furniture and Brands International, Inc., a publicly held company from 1996-2008. Mr. Holliman serves as a director of North Mississippi Health Services, Inc. and the Healthcare Foundation of North Mississippi. Mr. Holliman is also a minority owner in a commercial construction business. He serves as a director of Southern Pipe and Supply, a privately-held company. He has served on our Board of Directors since 1994. Mr. Holliman qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

The Board of Directors believes that Mr. Holliman brings entrepreneurial and business-building skills and experience to the Board, having previously served as Chief Executive Officer for a New York Stock Exchange listed company. His institutional knowledge and longstanding Board service have been valuable to the Board.

Robert C. Nolan, age 74, is Chairman of the Board of Deltic Timber Corporation (NYSE: DEL), a publicly held timber production company. Mr. Nolan is also Managing Member of Munoco Company L.C., a family-owned oil and gas exploration and production company. Mr. Nolan has served on our Board of Directors since our merger with First United Bancshares, Inc. in 2000, and had served on the Board of Directors of First United Bancshares since 1982.

Mr. Nolan brings to the Board valuable knowledge and strategic planning experience from his service as the Chairman of the Board of a New York Stock Exchange listed company. He also possesses banking knowledge through his service as a director of a predecessor banking organization.

Guy W. Mitchell III, age 72, is an attorney with the law firm Mitchell, McNutt & Sams, P.A. Mr. Mitchell has been active in the practice of law since 1972. He continually served on the Board of Directors of his law firm from 1976 until 2012. During the course of his career, Mr. Mitchell has advised numerous corporate clients concerning the risks involved in the operation of their businesses, industries, partnerships and associations. He has served on the Board of Directors of North Mississippi Health Services, Inc., North Mississippi Medical Center, Inc., Community Development Foundation and CREATE, Inc., where his duties were in the areas of analyzing financial results of operations, setting budgets, reviewing and approving compensation plans, and risk assessment. Mr. Mitchell represented the City of Tupelo, Mississippi as general counsel for over 30 years. Mr. Mitchell has served on our Board of Directors since 2003.

Mr. Mitchell brings to the Board an extensive background in law, executive decision making and risk assessment skills resulting from his experience as an attorney and as a board member of numerous companies and charitable organizations.

Continuing Directors

Each person named below will continue to serve as a director until the annual meeting of shareholders in the year indicated for the expiration of his or her term. Shareholders are not voting this year on the election of the Class I or Class II directors listed below. The biographies below show the name, age, principal occupation and directorships with other public companies held by each continuing director. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills for each of the continuing directors that led to the selection of each of these individuals for our Board of Directors.

Class II Directors – Term Expiring in 2017

Warren A. Hood, Jr., age 64, serves as the Chairman of the Board and Chief Executive Officer of Hood Companies, Inc., which has three separate divisions with 60 manufacturing and distribution sites throughout the United States, Canada and Mexico. Hood Companies’ products include lumber, plywood, insulated sheathing, roof insulation, commercial and residential asphalt roofing products and industrial and consumer packaging. These products are currently marketed in North America, the Caribbean and Western Europe.

Mr. Hood has served on our Board of Directors since 2011 and has served as a director of BancorpSouth Bank since 2007. Mr. Hood has been a director of Southern Company (NYSE: SO) since 2007 and is a member of its audit committee. Mr. Hood has served and continues to serve on numerous community and philanthropic boards. He is a former director of First American Corporation and also its subsidiary, First American National Bank. Mr. Hood served as a director of Mississippi Power Company from 2004 to 2007 and as a director of Deposit Guaranty Corporation from 1990 until its merger into First American Corporation in 1998. Mr. Hood qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

The Board of Directors believes that Mr. Hood brings to the Board a wealth of governance and strategic planning experience, as well as skills navigating financial statements and financial disclosure issues, gained through his service on the board and the audit committee of another New York Stock Exchange listed company. He also possesses significant and important institutional knowledge and an understanding of financial services industry issues through his service as a director of BancorpSouth Bank.

Alan W. Perry, age 68, is an attorney with the law firm Bradley Arant Boult Cummings, LLP. Prior to February 2015, Mr. Perry was a member of the law firm Forman Perry Watkins Krutz & Tardy LLP for 28 years. Mr. Perry is a member of the Board of Trustees of Mississippi Institutions of Higher Learning and a Trustee of The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation, charitable foundations with the primary purpose of supporting colleges and universities in Mississippi. He is a former member of the Standing Committee on Rules of Practice and Procedure of the Judicial Conference of the United States and served as Law Clerk to Judge Charles Clark, United States Court of Appeals, Fifth Circuit. Mr. Perry has served on our Board of Directors since 1994.

The Board of Directors believes that Mr. Perry brings a wealth of legal, governance and risk management skills to the Board, gained both as a board member and as an attorney representing corporate boards.

Class I Directors – Term Expiring in 2018

James E. Campbell III, age 66, is the Chief Executive Officer of H+M Company, Inc., a company that provides engineering and construction-related services with aggregate annual sales of $500 million and employs over 600 individuals. Mr. Campbell’s experience in retail distribution and institutional and heavy industrial projects in all areas of the United States provides him with insight into the areas of asset quality, particularly real estate development and construction risk, trust and brokerage, insurance and personnel. Mr. Campbell has been a member of our Board of Directors since 2008.

Mr. Campbell brings executive decision-making and risk assessment skills to the Board as a result of his experience in the construction industry. His experience in real estate development and construction is especially important in light of the composition of our loan portfolio.

Keith J. Jackson, age 51, is the President of Positive Atmosphere Reaches Kids, a non-profit organization founded by Mr. Jackson in 1993 that is headquartered in Little Rock, Arkansas and works with at-risk youth to provide positive reinforcement for success. In addition, Mr. Jackson is currently an announcer for International Sports Properties for Arkansas Razorback football. He has served on our Board of Directors since 2012 and on the Board of Directors of BancorpSouth Bank since 2007.

Mr. Jackson brings valuable leadership and civic involvement to the Board. Having served on the board of BancorpSouth Bank since 2007, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Deborah M. Cannon, age 64, is the former President and Chief Executive Officer of Houston Zoo, Inc. from 2005 to 2015. From 1974 to July 2004, Mrs. Cannon served in a number of different positions with Bank of America, including as Executive Vice President and President of the Houston Region. In addition, Mrs. Cannon has served on the boards of several non-profit community organizations, including Memorial Hermann Health System, the United Way of the Texas Gulf Coast and Greater Houston Partnership. Mrs. Cannon qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission regulations.

Mrs. Cannon brings to the Board valuable banking knowledge from her years of service in the financial services industry. She also brings valuable leadership and civic involvement to the Board.

Each of the nominees and continuing directors has had the principal occupation indicated for more than five years unless otherwise indicated.

Required Vote

Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast by the holders of shares of common stock represented at the annual meeting.

The Board of Directors recommends that shareholders vote “FOR” each of the eight (8) nominees.

PROPOSAL 2: APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION, WHICH WILL (i) CHANGE THE BOARD SIZE RANGE, (ii) PERMIT SHAREHOLDER REMOVAL OF A DIRECTOR WITHOUT CAUSE, (iii) CONFORM THE PROVISION ON LIMITATION OF DIRECTOR LIABILITY TO THE MISSISSIPPI BUSINESS CORPORATION ACT, (iv) DECREASE THE PERCENTAGE OF SHAREHOLDERS REQUIRED TO CALL, AND REDUCE THE QUORUM REQUIREMENT FOR, SPECIAL SHAREHOLDERS MEETINGS, AND (v) INTEGRATE INTO A SINGLE DOCUMENT ALL PREVIOUS SHAREHOLDER-APPROVED AMENDMENTS

The Board of Directors has unanimously determined that it would be in the best interests of the Company and our shareholders to amend the Current Articles, which will (i) change the board size range, (ii) permit shareholder removal of a director without cause, (iii) conform the provision on limitation of director liability to the Mississippi Business Corporation Act, and (iv) decrease the percentage of shareholders required to call, and reduce the quorum requirement for, special shareholders meetings, as described below. These amendments are intended to be consistent with best corporate governance practices.

In addition to effecting these proposed amendments to the Current Articles, the Board of Directors also unanimously approved restating the Current Articles to integrate into a single document all prior shareholder-approved amendments. Additionally, the Board of Directors has updated the designation of the registered agent, which also does not require shareholder approval. The Amended and Restated Articles of Incorporation as proposed (the “Proposed Articles”) are attached hereto as Appendix A. Appendix A shows all changes to the Current Articles with additions indicated by italicized and underlined text and deletions indicated by strikethrough text.

Background for the Amendments

(i) Changing the Board Size Range

Article 6 of the Current Articles provides that the Board of Directors shall consist of not less than nine (9) and not more than twenty-four (24) members, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors.

The Board of Directors is firmly committed to ensuring effective corporate governance and regularly reviews the Company’s corporate governance practices. As a result of the Board’s review of various factors, including the size of the Company’s board historically in relation to the Company’s size, business operations and growth, the Board has concluded that the Company’s optimal board size should be set within a range of not less than nine (9) and not more than fifteen (15) members. Accordingly, the Board of Directors adopted, and recommends that shareholders approve, a proposed amendment to the Current Articles which, if the Proposed Articles are approved, would change the board size range by deleting “not less than nine (9) nor more than twenty-four (24)” and replacing it with “not less than nine (9) nor more than fifteen (15)” in Article 6.

(ii) Permitting Shareholder Removal of a Director Without Cause

Article 7 of the Current Articles provides that a director of the Company may be removed for cause by the affirmative vote of a majority of the entire Board of Directors and may be removed by the shareholders only for cause.

In its review of the Company’s corporate governance practices and in light of the current corporate governance environment, the Board of Directors has concluded that the Company should permit shareholder removal of a director without cause. Accordingly, the Board of Directors adopted, and recommends that shareholders approve, a proposed amendment to the Current Articles which, if the Proposed Articles are approved, would delete the first sentence of Article 7 in its entirety and replace it with the following:

“A director of the Corporation may be removed for cause by the affirmative vote of a majority of the entire Board of Directors of the Corporation or by the affirmative vote of the holders of not less than a majority of the voting stock of the Corporation. Shareholders also may remove a director of the Corporation without cause by the affirmative vote of the holders of not less than sixty-seven (67%) of the outstanding voting stock of the Corporation.”

(iii) Conforming the Provision on Limitation of Director Liability to the Mississippi Business Corporation Act

Article 8 clause (ii) of the Current Articles reads “an intentional infraction of harm on the Corporation or the shareholders.” [Emphasis added.]

The Board of Directors has reviewed the language in Article 8 concerning limitation of director liability and confirmed that it is consistent with the Mississippi Business Corporation Act with the exception of clause (ii), which should read “an intentional infliction of harm on the Corporation or the shareholders,” as opposed to “an intentional infraction of harm on the Corporation or the shareholders.” Accordingly, the Board of Directors adopted, and recommends that shareholders approve, a proposed amendment to the Current Articles which, if the Proposed Articles are approved, would delete Article 8 clause (ii) in its entirety and replace it with, “an intentional infliction of harm on the Corporation or the shareholders.”

(iv) Decreasing the Percentage of Shareholders Required to Call, and Reducing the Quorum Requirement for, Special Shareholders Meetings

Article 10 of the Current Articles provides that special meetings of the shareholders may be called by the Company’s Chief Executive Officer or the Secretary, or by the holders of not less than a majority (51%) of all the shares entitled to vote at such meeting. Two-thirds (2/3) of the shareholders entitled to vote are required for a quorum for the transaction of any business at a special shareholders’ meeting.

In its review of the Company’s corporate governance practices and in light of the current corporate governance environment, the Board of Directors has concluded that the Company should decrease the percentage of shareholders required to call, and reduce the quorum requirement for, special shareholders meetings. Accordingly, the Board of Directors adopted, and recommends that shareholders approve, a proposed amendment to the Current Articles which, if the Proposed Articles are approved, would delete Article 10 in its entirety and replace it with the following, “Special meetings of the shareholders may be called by the Chief Executive Officer or the Secretary, or by the holders of not less than twenty (20%) of all the shares entitled to vote at such meeting. A majority of the shares entitled to vote shall constitute a quorum for the transaction of any business at a special shareholders meeting.”

Background for Integration into a Single Document of All Prior Shareholder-Approved Amendments

The Current Articles were filed with the Secretary of State of the State of Mississippi in April 1993. In April 1994, the first amendment to the Current Articles was filed with the Secretary of State of the State of Mississippi to change the authorized capital stock of the Company. In May 2007, the second amendment to the Current Articles was filed with the Secretary of State of the State of Mississippi to allow the Board of Directors to fill a vacancy on the Board of Directors and update a citation to the Mississippi Business Corporation Act. In June 2009, the third amendment to the Current Articles was filed with the Secretary of State of the State of Mississippi to change the authorized capital stock of the Company by authorizing shares of preferred stock. The Proposed Articles integrate all of the prior amendments into a single document, which amendments all have been approved by the requisite vote of the Company’s shareholders. The integration eliminates the need to refer to a number of separate documents in order to find the complete text of the Company’s articles of incorporation.

The integration into a single document of all prior amendments into the Proposed Articles does not need shareholder approval at this meeting because all prior amendments already received the requisite shareholder approval.

Proposed Articles

Upon approval by the shareholders of the proposed amendments to the Current Articles, which will (i) change the board size range, (ii) permit shareholder removal of a director without cause, (iii) conform the provision on limitation of director liability to the Mississippi Business Corporation Act, and (iv) decrease the percentage of shareholders required to call, and reduce the quorum requirement for, special shareholders meetings, we intend to promptly file the Proposed Articles with the Secretary of State of the State of Mississippi. The Board of Directors

may, however, abandon the Proposed Articles before or after approval by the shareholders at any time prior to their effectiveness.

Unbundling with Proposal 3

This Proposal 2 is separate from Proposal 3 (amendment of the Current Articles to add a provision to designate the state or federal court of general jurisdiction in Lee County, Mississippi, as the exclusive forum for certain legal actions). Your vote on Proposal 2 does not affect your vote on Proposal 3 and vice versa. You can vote “FOR” or “AGAINST” on both of the proposals or vote differently on each proposal.

Required Vote

The affirmative vote of holders of at least a majority of our common stock outstanding as of the record date is required to approve the Proposed Articles, which will (i) change the board size range, (ii) permit shareholder removal of a director without cause, (iii) conform the provision on limitation of director liability to the Mississippi Business Corporation Act, and (iv) decrease the percentage of shareholders required to call, and reduce the quorum requirement for, special shareholders meetings. Abstentions and broker “non-votes” will have the same effect as “AGAINST” votes on this proposal.

As noted above, the integration into a single document of all prior amendments and the updated designation of the registered agent do not require shareholder approval.

The Board of Directors recommends that shareholders vote “FOR” approving the Proposed Articles.

PROPOSAL 3: APPROVAL OF A NEW ARTICLE IN OUR RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO DESIGNATE THE STATE OR FEDERAL COURT OF GENERAL JURISDICTION IN LEE COUNTY, MISSISSIPPI, AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

The Board of Directors has unanimously adopted and recommends that our shareholders approve an amendment to the Current Articles to add a new article designating the state or federal court of general jurisdiction in Lee County, Mississippi, to the fullest extent permitted by law, as the sole and exclusive forum for specified legal actions unless otherwise consented to by the Company. This designation would apply to (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (3) any action asserting a claim arising pursuant to any provision of the Mississippi Business Corporation Act, the articles of incorporation of the Company, or the Bylaws of the Company, or (4) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. This amendment is intended to be consistent with good corporate governance and can benefit the Company and its shareholders by reducing the cost and disruption of multi-forum litigation.

Specifically, Article 13 as proposed will set forth the following:

“Unless the Corporation consents in writing to the selection of an alternative forum, the state or federal court of general jurisdiction in Lee, County, Mississippi, the county where the Corporation maintains its principal office, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Mississippi Business Corporation Act, these Articles or the Bylaws of the Corporation or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein.”

Plaintiffs seeking to bring claims for matters to which the proposed amendment relates could use the Company’s diverse operations to bring duplicative suits in multiple jurisdictions or to choose a forum state that may not apply Mississippi law, our state of incorporation, to the Company’s internal affairs in the same manner as the state or federal court of general jurisdiction in Lee, County, Mississippi would be expected to do. The proposed amendment is intended to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on the same matter. While an exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that the shareholder finds favorable for disputes within the scope described above, and may discourage shareholder lawsuits with respect to such claims, the Board of Directors believes that the ability to require such actions to be brought in a single forum provides numerous benefits to the Company and our shareholders.

Specifically, the Company and our shareholders benefit from having disputes resolved by the state or federal court of general jurisdiction in Lee County, Mississippi. The state or federal courts of general jurisdiction in Lee County, Mississippi, have experienced jurists who have a deep understanding of Mississippi corporate law and the duties of directors and officers of Mississippi corporations. By ensuring that intra-corporate disputes are heard in a Mississippi court, we and our shareholders avoid costly and duplicative litigation, the risk that Mississippi law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts.

For these reasons, the Board of Directors believes that providing for the state or federal courts of general jurisdiction in Lee County, Mississippi as the exclusive forum for the types of disputes described above is in the best interests of the Company and our shareholders. At the same time, the proposed amendment still gives the Company the flexibility to consent to an alternative forum on a case-by-case basis where we determine that our interests and those of our shareholders are best served by permitting a dispute to proceed in a forum other than the state or federal courts of general jurisdiction in Lee County, Mississippi.

It is important to note that this action by the Board of Directors is not being taken in reaction to any specific litigation confronting our Company; rather, it is being taken to prevent potential future harm to the Company and our shareholders. Nonetheless, the Board of Directors believes that it is prudent and in the best interest of our shareholders to take this preventive measure.

The Board of Directors undertakes to support strong corporate governance practices, many of which are described in this proxy statement. Additionally, the Board of Directors’ decision to seek shareholder approval of this exclusive forum provision as amendment to the Current Articles, rather than add this provision to the Company’s Bylaws (which would not have required shareholder approval) was influenced by the desire to seek feedback from our shareholders on this exclusive forum selection provision.

Although exclusive forum selection provisions such as the one we are proposing are becoming increasingly common, and we know of no reason a court in another state would not be willing to enforce its terms, no assurance can be given that all courts outside of Mississippi will enforce the terms of the amendment and transfer any covered proceeding to a Mississippi court.

If this proposal is approved by our shareholders, the exclusive forum selection provision will be effective upon filing of the Proposed Articles with the Secretary of State of the State of Mississippi, which we intend to file promptly after shareholder approval is obtained. The Board of Directors may, however, abandon the Proposed Articles before or after approval by the shareholders at any time prior to their effectiveness.

Required Vote

The affirmative vote of holders of at least a majority of our common stock outstanding as of the record date is required to approve the addition of the exclusive forum selection provision to the Current Articles. Abstentions and broker “non-votes” will have the same effect as “AGAINST” votes on this proposal.

Unbundling with Proposal 2

This Proposal 3 is separate from Proposal 2 (amendments of the Current Articles as described under Proposal 2. Your vote on Proposal 3 does not affect your vote on Proposal 2 and vice versa. You can vote “FOR” or “AGAINST” on both of the proposals or vote differently on each proposal.

The Board of Directors recommends that shareholders vote “FOR” approval of a new article in the Current Articles to add an exclusive forum selection provision.

CORPORATE GOVERNANCE

Director Attendance at Board, Committee and Annual Meetings

During 2015, our Board of Directors held 11 meetings. Each director, with the exception of Mr. Stanton, attended at least 75% of the total of all meetings of the Board of Directors and all committees on which the director served. Mr. Stanton did not attend at least 75% of all such meetings due to scheduling conflicts identified before he was appointed to the Board of Directors once the schedule had already been set. We encourage our Board members to attend the annual meeting of shareholders. In 2015, all of our directors attended the annual meeting of shareholders.

Committees of the Board of Directors

The Board of Directors has established five standing committees – the Executive Committee, the Audit Committee, the Executive Compensation and Stock Incentive Committee, the Nominating and Corporate Governance Committee, and the Risk Management Committee. A copy of the charter of each of these committees, except for the Executive Committee, is available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Committee Charting.”

The following table shows the current membership of each committee of the Board of Directors:

Director	Executive Committee	Audit Committee	Executive Compensation and Stock Incentive Committee	Nominating and Corporate Governance Committee	Risk Management
Gus J. Blass III*					X
James E. Campbell III*			X
Deborah M. Cannon*		X			X
Hassell H. Franklin*†	X		X	Chair
W. G. Holliman, Jr.*	X	X	Chair	X
Warren A. Hood, Jr.*		X		X
Keith J. Jackson*				X
Larry G. Kirk*		Chair
Guy W. Mitchell III*	X				Chair
Robert C. Nolan*	X		X	X
Alan W. Perry*	X				X
James D. Rollins III	Chair
Thomas R. Stanton*					X

*	Reflects an independent director. For more information, see the section below entitled “– Director Independence.”
†	Is not standing for re-election at the annual meeting of shareholders.

Executive Committee

The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of our business and affairs, except those matters enumerated in the charter of the Executive Committee and those matters reserved to the Board of Directors under state law. The Executive Committee held 4 meetings during 2015.

Audit Committee

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and our financial reporting process and systems of internal controls;

•	Monitoring the work of the Audit Committee of BancorpSouth Bank;

•	Evaluating the independence and qualifications of our independent registered public accounting firm;

•	Evaluating the performance of our independent registered public accounting firm and our internal auditing department;

•	Providing an avenue of communication among our independent registered public accounting firm, management, our internal audit department, our subsidiaries and our Board of Directors; and

•	Selecting, engaging, overseeing, evaluating and determining the compensation of our independent registered public accounting firm.

This committee has the authority, in its sole discretion, to select, retain and obtain the advice of and terminate the services of one or more independent legal counsel, accountants or other advisers as it determines necessary to fulfill or assist with the execution of its duties and responsibilities.

This committee’s performance is evaluated annually. The Board of Directors has determined that each member of the Audit Committee is independent under the listing standards of the New York Stock Exchange. Our Board of Directors has also determined that each of Messrs. Kirk, Holliman, Hood and Mrs. Cannon is an “audit committee financial expert” as defined in rules adopted by the Securities and Exchange Commission. The Audit Committee held 9 meetings during 2015.

Executive Compensation and Stock Incentive Committee

Pursuant to its charter, the Executive Compensation and Stock Incentive Committee reviews corporate goals and objectives pertaining to the compensation of our Named Executive Officers, evaluates the performance of our Named Executive Officers and determines the salary, benefits and other compensation of our Named Executive Officers. After consultation with management, this committee makes recommendations to the Board of Directors with respect to the salaries, benefits and other compensation of our executive officers other than the Named Executive Officers. This committee also administers our incentive-compensation plans, equity-based plans and other compensation plans, policies and programs, including the Executive Compensation Policy. See “COMPENSATION DISCUSSION AND ANALYSIS.”

This committee has the authority, in its sole discretion, to select, retain and obtain the advice of and terminate the services of one or more compensation consultants, independent legal counsel, accountants or other advisers as it determines necessary to fulfill or assist with the execution of its duties and responsibilities.

This committee’s performance is evaluated annually. This committee must conduct its activities in accordance with the policies and principles set forth in our Corporate Governance Principles. On occasion, the Chief Executive Officer attends Executive Compensation and Stock Incentive Committee meetings. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange, applicable provisions of the Internal Revenue Code of 1986, as amended, (the “Code”) and Securities and Exchange Commission rules. The Executive Compensation and Stock Incentive Committee held 5 meetings during 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for election to the Board and candidates for appointment to Board committees consistent with criteria approved by the Board. This committee reviews and re-assesses our Corporate Governance Principles, Related Person Transactions Policies and Procedures and Stock Ownership Guidelines. It also oversees the annual evaluation of the Board, appoints a Lead Director (as identified in “– Board Leadership Structure” below) and reviews and recommends to the Board for approval all “related person” transactions. Pursuant to its charter, the committee evaluates and recommends to the Board the form and amount of non-management director compensation and, at least every two years, reviews non-management director compensation.

This committee has the authority, in its sole discretion, to select, retain and obtain the advice of and terminate the services of one or more compensation consultants, independent legal counsel, accountants or other advisers as it determines necessary to fulfill or assist with the execution of its duties and responsibilities.

This committee’s performance is evaluated annually. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee held 6 meetings during 2015.

Risk Management Committee

The Risk Management Committee is responsible for the oversight of our enterprise-wide risk management practices and ascertains whether management has adequately considered all material risks that we face and determines whether procedures have been effectively implemented to mitigate sufficiently the risks identified. The Board of Directors has determined that the Chairman of the Risk Management Committee, Mr. Mitchell, is independent under the rules adopted by the Board of Governors of the Federal Reserve System effective January 1, 2015 to regulate the composition and activities of risk committees of publicly traded bank holding companies with over $10 billion in assets. The Risk Management Committee held 5 meetings during 2015.

Communications with the Board of Directors

You may send communications to the Board of Directors, the Lead Director, the non-management directors as a group or any individual director by writing to the Board of Directors or an individual director in care of the Corporate Secretary at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The Corporate Secretary will directly forward written communications addressed to the entire Board of Directors to the Lead Director, written communications addressed to the non-management directors to the non-management directors and all other written communications to the individual director(s) to whom they are addressed.

Governance Information

In addition to the committee charters described above, our Stock Ownership Guidelines, Code of Business Conduct and Ethics, Corporate Governance Principles and Director Independence Standards are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” These materials as well as the committee charters described above are also available in print to any shareholder upon request. Such requests should be sent to the following address:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

Director Independence

The Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director on an annual basis. No director will qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with BancorpSouth (either directly or indirectly, including, without limitation, as a partner, shareholder or officer of an organization that has a relationship with BancorpSouth). In each case, the Board of Directors broadly considers all relevant facts and circumstances when making independence determinations. To assist the Board of Directors in determining whether a director is independent, the Board of Directors has adopted Director Independence Standards, which are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The Board of Directors has determined that each of Messrs. Blass, Brown, Campbell, Franklin, Holliman, Hood, Jackson, Kirk, Mitchell, Nolan, Perry, Stanton and Mrs. Cannon, a majority of our Board members, meets our standards as well as the current listing standards of the New York Stock Exchange for independence.

During 2015, the Board of Directors considered the following relationships and transactions in making its independence determinations with respect to each director identified as independent:

•	Five Star, LLC, a private company of which Mr. Holliman is an owner, leased office space at BancorpSouth Bank’s main office building in Tupelo, Mississippi and paid rent to us; however, the Board of Directors determined that this leasing arrangement and the amount paid to us by Five Star, LLC in 2015 ($12,000) was not material and did not affect Mr. Holliman’s independent judgment;

•	Mitchell, McNutt & Sams, P.A., a law firm of which Mr. Mitchell is a partner, provided legal services to us in 2015; however, the Board of Directors determined that the amount we paid to Mitchell, McNutt & Sams, P.A. in 2015 ($6,046) was not material and did not affect Mr. Mitchell’s independent judgment; and

•	Forman Perry Watkins Krutz & Tardy, LLP, a law firm of which Mr. Perry was a partner through January 2015, and Bradley Arant Boult Cummings, LLP., a law firm of which Mr. Perry became an employee in February 2015, each provided legal services for us in 2015; however, the Board of Directors determined that the amount we paid to Forman Perry Watkins Krutz & Tardy, LLP in 2015 ($183,641) and the amount we paid to Bradley Arant Boult Cummings, LLP. in 2015 ($563,181) was not material and did not affect Mr. Perry’s independent judgment.

Director Qualification Standards

The Nominating and Corporate Governance Committee and our Chief Executive Officer actively seek individuals qualified to become members of our Board of Directors for recommendation to our Board of Directors and shareholders. The Nominating and Corporate Governance Committee considers nominees proposed by our shareholders to serve on our Board of Directors who are properly submitted in accordance with our Amended and Restated Bylaws, as amended, as discussed in the section below entitled “GENERAL INFORMATION –– Shareholder Nominations and Proposals.” Although we have no formal policy addressing diversity, the Nominating and Corporate Governance Committee believes that diversity is an important attribute of the members who comprise our Board of Directors and that the members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. In recommending candidates and evaluating shareholder nominees for our Board of Directors, the Nominating and Corporate Governance Committee considers each candidate’s qualifications regarding independence, diversity, age, ownership, influence and skills, such as an understanding of financial services industry issues, all in the context of an assessment of the perceived needs of BancorpSouth at that point in time. Our director qualifications are set forth in our Corporate Governance Principles, which are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The Nominating and Corporate Governance Committee meets at least annually with our Chief Executive Officer to discuss the qualifications of potential new members of our Board of Directors. After consulting with our Chief Executive Officer, the Nominating and Corporate Governance Committee recommends the director nominees to the Board of Directors for their approval. We have not paid any third party a fee to assist the Nominating and Corporate Governance Committee in the director nomination process in connection with this annual meeting.

The Nominating and Corporate Governance Committee determines the appropriate characteristics, skills and experiences for the Board of Directors as a whole as well as for individual directors and nominees, with the objective of having a Board with diverse backgrounds and experiences. In considering the structure of the Board, the Nominating and Corporate Governance Committee evaluates each nominee, with the objective of recommending a group of nominees that can best perpetuate the success of BancorpSouth and represent shareholder interests through the exercise of sound judgment using the Board’s diversity of experience.

Board Leadership Structure

As specified in our Corporate Governance Principles, the Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. The Board believes this issue is part of the succession planning process and that it is in the best interests of BancorpSouth and our shareholders to retain the flexibility to combine or separate these functions.

Effective April 23, 2014, Mr. Rollins, our Chief Executive Officer, became the Chairman of the Board. At that time, the Board determined that it was appropriate under the circumstances to combine the roles of Chairman of the Board and Chief Executive Officer.

In March 2015 the Nominating and Corporate Governance Committee reappointed Hassell H. Franklin to serve as the Lead Director. Upon his retirement from our Board as of the date of this year’s annual shareholder’s meeting, W.G. Holliman, Jr. will serve as the Lead Director. Pursuant to our Corporate Governance Principles, the Lead Director:

•	Presides at all meetings of the Board at which the Chairman of the Board or the Chief Executive Officer is not present, including executive sessions of the independent directors;

•	Serves as liaison between the Chairman of the Board and the independent directors and between senior management and the independent directors;

•	Advises and consults with the Chairman of the Board and the Chief Executive Officer in matters related to corporate governance and performance of the Boards; and

•	Performs such other duties as the Boards may from time to time delegate.

Executive Sessions

Our independent directors meet in executive session at least semi-annually. The Lead Director presides at these meetings.

Stock Ownership Guidelines

In January 2015, at the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors approved and adopted new Stock Ownership Guidelines to replace the guidelines adopted in January 2014. These new guidelines apply to each director, the Chief Executive Officer and each other individual identified as an executive officer of the Company (each a “Covered Participant”). The Stock Ownership Guidelines do not apply, however, to a Covered Participant after the effective date of his or her retirement or resignation from the Company. Each Covered Participant must beneficially own Common Stock at a minimum ownership level for as long as he or she is a Covered Participant, as follows:

Position	Minimum Ownership Level
Chief Executive Officer	6x base salary
All Other Executive Officers	3x base salary
Non-Employee Directors	10 x annual cash retainer (excluding any committee fees)

Each Covered Participant must retain at least 75% of the number of net shares of common stock acquired on vesting of restricted stock or on exercise of stock options until he or she achieves the appropriate minimum ownership level. The Nominating and Corporate Governance Committee administers the Stock Ownership Guidelines and may, in its discretion, consider exceptions if the guidelines place a severe financial hardship on an individual, or for charitable gifts, estate planning transactions and certain other limited circumstances. The Stock Ownership Guidelines are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.”

Risk Oversight

Our Board of Directors oversees a company-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework to:

•	Understand critical risks in our business and strategy;

•	Allocate responsibilities for risk oversight among the full Board, its committees and management;

•	Evaluate our risk management processes and ensure that they function adequately;

•	Facilitate open communication between management and the Board; and

•	Foster an appropriate culture of integrity and risk awareness.

While the Board has the ultimate oversight responsibility for the risk management process, management is charged with actively managing risk. Management has internal processes and policies to identify and manage risks and to communicate with the Board. These include the Risk Management Committee, the Executive Risk Oversight Committee, the Enterprise Risk Management Department, a real estate risk management group, regular internal senior management meetings, ongoing long-term strategic planning, regular reviews of regulatory and litigation compliance, a Code of Business Conduct and Ethics, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls at least annually. Management communicates routinely with the Board and its committees, and the Risk Management Committee communicates routinely with the Board regarding the significant risks identified and how they are being managed.

The Board implements its risk oversight function both as a whole and through its committees. All committees of the Board play a significant role in carrying out the risk oversight function. In particular:

•	The Audit Committee oversees risks related to our financial statements, our compliance with legal and regulatory requirements, our financial reporting process and system of internal controls. The Audit Committee evaluates the performance of our independent auditors and our internal auditing department. The Audit Committee periodically meets privately in separate executive sessions with management, our internal audit department and our independent auditors;

•	The Executive Compensation and Stock Incentive Committee oversees the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail below in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” this committee determines and approves the compensation for our Named Executive Officers, reviews and recommends to the Board the compensation for our other executive officers, approves, administers and evaluates our incentive-compensation plans, equity-based plans and other compensation plans, policies and programs and administers the executive compensation policy;

•	The Nominating and Corporate Governance Committee oversees risks related to our corporate governance principles and risks arising from related person transactions; and

•	The Risk Management Committee oversees enterprise-wide risk management practices. The committee’s focus includes the identification, monitoring, management and planning for our exposure to applicable risks, including, without limitation, market risk, interest rate risk, credit risk, liquidity risk, operational risk, capital risk, technology risk, legal/compliance/regulatory risk, human resource risk, reputational risk and acquisition/strategic risk, and other such risks as may from time to time be material to us. The committee seeks to determine whether management has adequately considered all material risks facing us and whether procedures have been effectively implemented in order to mitigate sufficiently the risks identified. The committee provides advice to the Board of Directors and its other committees as to appropriate risk mitigation procedures and structures, which helps the Board fulfill its responsibilities to effectively monitor and review actions of management. The Risk Management Committee uses information from management’s Executive Risk Oversight Committee, the Enterprise Risk Management Department, and other risk managers in fulfilling the Committee’s role relative to risk assessment, monitoring and reporting.

Compensation Committee Interlocks and Insider Participation

The Executive Compensation and Stock Incentive Committee is comprised of Messrs. Campbell, Franklin, Holliman (Chair) and Nolan.

None of the members of the Executive Compensation and Stock Incentive Committee has at any time been one of our officers or employees. Members of the committee may, from time to time, have banking relationships in the ordinary course of business with our subsidiary, BancorpSouth Bank, as described below in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” Except as described in that section and in the section above entitled “– Director Independence,” Messrs. Campbell, Franklin, Holliman and Nolan had no other relationship during 2015 requiring disclosure by us.

During 2015, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee or on our Board of Directors, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of January 31, 2016 (except as otherwise specified), with respect to the beneficial ownership of our common stock by (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each director and nominee for director as of the date of this Proxy Statement, (3) each of our Named Executive Officers and (4) all of our directors and executive officers as a group. As of January 31, 2016, 94,366,329 shares of our common stock were outstanding. Our Stock Ownership Guidelines generally require our directors and Named Executive Officers to beneficially own a minimum number of shares of our common stock. For more information, see the section above entitled “CORPORATE GOVERNANCE – Stock Ownership Guidelines.” The number of shares of common stock owned by each officer and director reflected in the table below includes such shares. We relied on information supplied by our directors, nominees for director and executive officers and public filings made by beneficial owners for purposes of this table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
BancorpSouth, Inc. 401(k) Profit-Sharing Plan	5,130,309		5.44%
Blackrock, Inc.	7,982,338	(3)	8.49
The Vanguard Group	5,752,147	(4)	6.10
Chris A. Bagley	113,027		*
Gus J. Blass III	131,021	(5)	*
Shannon A. Brown	84		*
James E. Campbell III	127,922	(6)	*
Deborah M. Cannon	4,006		*
Hassell H. Franklin	1,248,772		1.32
James R. Hodges	113,077		*
W. G. Holliman, Jr.	722,205	(7)	*
Warren G. Hood, Jr.	18,206		*
Keith J. Jackson	18,620		*
Larry G. Kirk	49,122		*
Guy W. Mitchell III	60,877		*
Robert C. Nolan	520,654	(8)	*
Alan W. Perry	101,352		*
William L. Prater	50,163		*
James D. Rollins III	241,822		*
Thomas R. Stanton	—		*
W. James Threadgill, Jr.	101,593	(9)	*
All directors and executive officers as a group (19 persons)	3,711,000		3.93

*	Less than 1%.
(1)	The address of each person or entity listed, other than Blackrock, Inc. and The Vanguard Group is c/o BancorpSouth, Inc., One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(2)	Beneficial ownership is deemed to include shares of common stock that an individual has a right to acquire within 60 days after January 31, 2016, including upon the exercise of options granted under our various equity incentive plans described in the sections entitled “CORPORATE GOVERNANCE – Committees of the Board of Directors – Executive Compensation and Stock Incentive Committee” and “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” as follows:

Name	Common Stock Underlying Options Exercisable within 60 Days
Chris A. Bagley	—
Gus J. Blass III	—
James E. Campbell III	—
Deborah M. Cannon	—
Hassell H. Franklin	7,200
James R. Hodges	2,500
W. G. Holliman, Jr.	7,200
Warren G. Hood, Jr.	—
Keith J. Jackson	—
Larry G. Kirk	7,200
Guy W. Mitchell III	7,200
Robert C. Nolan	7,200
Alan W. Perry	7,200
William L. Prater	—
James D. Rollins III	—
Thomas R. Stanton	—
W. James Threadgill, Jr.	15,000

These shares are deemed to be outstanding for the purposes of computing the “percent of class” for that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person.

Information in the table for individuals also includes shares held for their benefit in our 401(k) Profit-Sharing Plan, and in individual retirement accounts for which the shareholder can direct the vote. Except as indicated in the footnotes to this table, each person listed has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her pursuant to applicable law.

(3)	Based on shares beneficially owned by BlackRock, Inc. as set forth in a Schedule 13G/A dated as of January 20, 2016 and filed with the SEC on January 25, 2016. BlackRock, Inc. reported that it possesses sole voting power with respect to 7,731,563 of such shares and sole dispositive power with respect to 7,982,338 of such shares.
(4)	Based on shares beneficially owned by The Vanguard Group as set forth in a Schedule 13G/A dated as of February 10, 2016 and filed with the SEC on February 10, 2016. The Vanguard Group reported that it possesses sole voting power with respect to 115,986 of such shares and sole dispositive power with respect to 5,637,361 of such shares.
(5)	Includes 5,518 shares held in a trust of which Mr. Blass is the trustee for the benefit of his son, of which Mr. Blass disclaims beneficial ownership.
(6)	Includes 8,000 shares owned by a limited partnership in which Mr. Campbell is a partner, 2,448 shares of which he shares voting and dispositive power.
(7)	Includes 141,417 shares owned by Mr. Holliman’s wife, of which Mr. Holliman disclaims beneficial ownership.
(8)	Includes 21,055 shares held in trusts of which Mr. Nolan is the co-trustee for the benefit of his grandchildren, of which Mr. Nolan disclaims beneficial ownership, 302,484 shares held in a trust of which Mr. Nolan is the co-trustee for the benefit of his nieces, nephews, children and the lineal descendants of four co-trustees, of which Mr. Nolan disclaims beneficial ownership, and 4,227 shares owned by Mr. Nolan’s wife, of which Mr. Nolan disclaims beneficial ownership.
(9)	Includes 6,000 shares held in a trust of which Mr. Threadgill is the co-trustee for the benefit of his mother, of which Mr. Threadgill disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to discuss our philosophy, practices and procedures with respect to our executive compensation program and the objectives of our Executive Compensation and Stock Incentive Committee in selecting and setting the elements of the compensation that is paid or awarded to certain of our executive officers. Throughout this Compensation Discussion and Analysis, James D. Rollins III, our Chairman and Chief Executive Officer, Chris A. Bagley, our President and Chief Operating Officer, William L. Prater, our Senior Executive Vice President, Treasurer and Chief Financial Officer, W. James Threadgill, Jr., our Senior Executive Vice President and Chief Business Development Officer and James R. Hodges, our Senior Executive Vice President and Chief Credit Officer, are collectively referred to as our named executive officers (the “Named Executive Officers”).

Executive Summary

We believe that our executive compensation program plays a significant role in our ability to attract, motivate and retain a highly experienced team of executives that is critical to our success. We believe that the program is structured in a manner that supports our company and our business objectives, as well as our culture and the traditions that have allowed us for over 135 years to meet the needs of our shareholders, customers and employees and to support the communities in which we operate.

Our Executive Compensation and Stock Incentive Committee regularly reviews our executive compensation program to ensure it achieves the desired goals of linking the compensation paid to our executive officers with our shareholders’ interests and current market practices, while avoiding the encouragement of unnecessary or excessive risk-taking. Under this program, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, the attainment of corporate goals, and the realization of increased shareholder value.

Our principal measures of success in achieving our business objectives are total shareholder return, earnings per share growth, asset quality, efficiency ratio, return on average equity, loan growth, dividend growth, deposit growth and fee income. We believe our executive compensation program’s mix of base salary, annual and long-term incentive compensation, benefits and perquisites as described below in the section entitled “– Compensation Policy” is properly aligned with these objectives.

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder, in connection with the 2011 annual meeting of shareholders, we solicited an advisory vote by our shareholders on the frequency with which the advisory vote on Named Executive Officer compensation would be solicited, commonly referred to as the “say-when-on-pay” vote. As a result of the “say-when-on-pay” vote, the Board of Directors determined that we will hold an advisory vote on the compensation of the Named Executive Officers every three years, commonly referred to as the “say-on-pay” vote. We last held a “say-on-pay” vote in 2014, and approximately 96.5% of our shareholders who attended the meeting (in person or by proxy) approved, on an advisory basis, the compensation of our Named Executive Officers. The next “say-when-on-pay” and “say-on-pay” advisory votes will occur at the annual meeting of shareholders in 2017. As it evaluates and implements compensation practices, the Executive Compensation and Stock Incentive Committee will be mindful of the strong support our shareholders expressed for our philosophy of linking compensation to our overall performance and the enhancement of shareholder value, will seek to continue to apply the same principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.

Compensation Overview

The Executive Compensation and Stock Incentive Committee administers our executive compensation program. The Executive Compensation and Stock Incentive Committee is composed entirely of directors who are independent under the listing standards of the New York Stock Exchange, our Director Independence Standards, Section 162(m) of the Code and Exchange Act Rule 16b-3. The Director Independence Standards are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The charter of the Executive Compensation and Stock Incentive Committee is available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information –

Committee Charting.” The charter is reviewed annually by the Executive Compensation and Stock Incentive Committee and was most recently revised in January 2016.

The Executive Compensation and Stock Incentive Committee generally meets four times a year and more often if necessary. Prior to each regular meeting, the Corporate Secretary sends materials to each committee member, including minutes of the previous meeting, an agenda, recommendations for the upcoming meeting and other materials relevant to the agenda items. Historically, the Chief Executive Officer has attended committee meetings to provide information to the committee concerning the performance of executive officers, discuss performance measures relating to executive officer compensation and to make recommendations to the committee concerning the compensation of executive officers. The committee holds executive sessions consisting only of committee members. The Chief Executive Officer does not engage in discussions with the committee regarding his own compensation, except to respond to questions posed by committee members outside of executive session deliberations.

The Executive Compensation and Stock Incentive Committee annually reviews and approves in advance the compensation paid to each of our Named Executive Officers. In performing its duties, among other things, the Executive Compensation and Stock Incentive Committee:

•	Reviews and approves annually the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates at least annually the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation based on this evaluation;

•	In determining the long-term incentive component of the Chief Executive Officer’s compensation, considers (1) our performance and relative shareholder return, (2) the salary, bonus and value of similar incentive awards to chief executive officers at comparable financial and bank holding companies, (3) the salary, annual and long-term awards given to the Chief Executive Officer in past years, (4) the Chief Executive Officer’s total compensation and (5) such other factors as it may deem relevant;

•	For the (1) Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers, annually determines and approves, and (2) other executive officers, annually reviews and recommends to the Board:

•	The annual base salary level(s);

•	Annual incentive compensation;

•	Awards under long-term incentive compensation plans and equity-based plans;

•	Performance goals upon which incentive compensation awards are conditioned, if any;

•	Employment agreements, severance arrangements and change-in-control agreements, in each case as, when and if appropriate; and

•	Benefits and perquisites under any special or supplemental benefits plans or programs;

•	At least annually and more often as circumstances dictate, reports its actions to the Board; and

•	Annually reviews and re-assesses the adequacy of the Executive Compensation and Stock Incentive Committee’s charter and recommends any proposed changes to the Board for approval.

Compensation Policy

Our principal measures of success in achieving our business objectives are total shareholder return, earnings per share growth, asset quality, efficiency ratio, return on average equity, loan growth, dividend growth, deposit growth and fee income. The variable, performance-based elements of our executive compensation program are designed to reward our executive officers based on our overall performance in achieving defined performance goals relative to these measures.

Through our executive compensation program, we seek to provide:

•	Base salaries at levels that will attract and permit us to retain qualified executive officers;

•	Compensation that differentiates pay on the basis of performance;

•	Incentive compensation opportunities that will motivate executive officers to achieve both our short-term and long-term business objectives and that will provide compensation commensurate with our performance achievements;

•	Total compensation that is competitive with that of comparable financial and bank holding companies within the context of our performance; and

•	Protection of shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation.

Our executive compensation program consists of the following primary elements:

•	Base salary is intended to provide a foundation element of compensation that is relatively secure and that reflects the skills and experience that an executive brings to us; we seek to pay base salaries that are competitive with those paid to executive officers in comparable positions at comparable financial and bank holding companies;

•	Cash bonus payments that are separate from the annual incentive compensation paid under our Amended and Restated Executive Performance Incentive Plan are awarded in the discretion of the Executive Compensation and Stock Incentive Committee;

•	Annual incentive compensation is a variable non-equity element that is based on the achievement of defined goals for a given fiscal year that are tied to our overall performance;

•	Long-term incentive compensation is a variable equity element that provides an emphasis on long-term performance goals, stock price performance, ongoing improvement and continuity of performance;

•	Employee benefits are intended to provide reasonable levels of security with respect to retirement, medical, death and disability protection and paid time off; and

•	Certain perquisites are used to supplement the other elements of compensation, facilitating the attraction and retention of executive officers of the caliber we believe necessary to remain competitive.

The Executive Compensation and Stock Incentive Committee uses the variable compensation elements of our executive compensation program (i.e., annual incentive compensation and long-term incentive compensation) as incentives that are based on our performance. While increases to annual base salaries also take individual and our overall performance into consideration, they are not predicated solely on performance achievements and are not subject to the same degree of variability as the performance-based incentives. The variable elements of compensation are intended to align the interests of our Named Executive Officers with shareholder interests by focusing executives’ attention on key measures of performance that we believe either drive shareholder return or directly reflect our stock price performance.

The allocation of compensation across each of the elements of our executive compensation program is based on the following considerations:

•	The need to provide a level of basic compensation (i.e., base salary and employee benefits) necessary to enable us to attract and retain high-quality executives, regardless of external business conditions;

•	The goal of providing a substantial number of compensation opportunities through performance-based, variable-compensation vehicles;

•	The goal of reflecting reasonable compensation practices of comparable financial and bank holding companies within the context of our performance achievements; and

•	The desire to align our executives’ and our shareholders’ interests through the use of equity-based compensation vehicles that are tied to our performance.

The Executive Compensation and Stock Incentive Committee does not, however, target a specific percentage of total compensation for base salary, annual incentive compensation, long-term incentive compensation, benefits or perquisites under our executive compensation program.

The following table reflects the percentage of total compensation reflected in each element of compensation, as set forth below in the section entitled “EXECUTIVE COMPENSATION – Summary Compensation Table,” for each of the Named Executive Officers for 2015:

Name	Salary	Bonus	Non-Equity Incentive Plan Compensation	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total(1)
James D. Rollins III	29%	—%	27%	40%	3%	1%	100%
Chris A. Bagley	32	—	22	27	16	2	100
William L. Prater	45	—	27	15	10	3	100
W. James Threadgill, Jr.	42	—	19	19	17	3	100
James R. Hodges	34	—	16	16	32	2	100

(1)	Total amounts might not equal 100% because of rounding.

Executive Compensation Policy

In January 2016, the Executive Compensation Committee recommended and the Board of Directors approved a new Executive Compensation Policy. The former Executive Officer Incentive-Based Compensation Recovery Policy was incorporated with the Executive Compensation Policy. The Executive Compensation Policy sets forth the conditions under which we may recover excess incentive-based compensation paid or awarded to or received by any of our current or former executive officers. In the event we are required to prepare an accounting restatement of our financial statements as a result of our material noncompliance with any financial reporting requirement under applicable federal securities laws, we will recover from each former or current executive officer any excess incentive-based compensation paid or awarded to or received by such executive officer during the three-year period preceding the date of filing with the SEC of the latest document containing materially noncompliant financial statements that are subject to the restatement. The amount of any such recovery will be equal to the amount of compensation that is in excess of the amount that would have been paid or awarded to such executive officer based on the restated financial statements.

Stock Ownership Guidelines

We have adopted Stock Ownership Guidelines that generally require our directors and any executive officer that has been a Named Executive Officer during any of the prior three years to beneficially own a minimum number of shares of our common stock. For more information, see the section above entitled “CORPORATE GOVERNANCE – Stock Ownership Guidelines.”

Insider-Trading Policy Restrictions

Our Insider Trading Policy prohibits directors, officers and other employees from hedging the economic risk of ownership of any shares of our common stock that they own, with certain limited exceptions in the context of business combinations.

Compensation Process

The Executive Compensation and Stock Incentive Committee reviews the compensation of the Chief Executive Officer and our other Named Executive Officers relative to the compensation paid to similarly situated executives at financial and bank holding companies that we determine to be peer companies. The committee does not benchmark the compensation of the Named Executive Officers to a certain percentage or range of compensation within our peer group, but rather believes that the compensation paid to similarly situated executives should be a point of reference for measurement and not the determinative factor for our Named Executive Officers’ compensation. Because this peer group analysis is just one of the analytical tools used in setting the compensation of our Named Executive Officers, the committee has discretion in determining the nature and extent of its use. In addition, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, the committee may elect to not use the peer group analysis at all in the course of making compensation decisions.

For 2015, the Executive Compensation and Stock Incentive Committee reviewed publicly available compensation information that is furnished to the public by reporting companies that were deemed to be in our peer group. The peer group consists of firms that, based on the total assets, are between approximately 50% and 200% of our size. Generally, the peer group members in 2015 are the same or similar to the members that have been referenced by the committee in past as its primary comparators. The peer group consisted of the following:

•	Commerce Bancshares, Inc.; Cullen/Frost Bankers, Inc.; First Horizon National Corporation; FirstMerit Corporation; Fulton Financial Corporation; Hancock Holding Company; IBERIABANK Corporation; International Bancshares Corporation; Old National Bancorp; Prosperity Bancshares, Inc.; Trustmark Corporation; United Community Banks, Inc.; Valley National Bancorp; and Webster Financial Corporation.

For 2016 compensation decisions, the Executive Compensation and Stock Incentive Committee re-evaluated the members of the peer group and also reviewed additional banks with assets between $10 billion and $20 billion for potential inclusion. Existing and prospective peers were excluded whose market footprint did not properly represent our geography or if the institution had fewer than 50 branches as well other statistical reasoning and related analysis. As a result of this process, the peer group for 2016 was revised to consist of the following:

•	Commerce Bancshares, Inc.; Cullen/Frost Bankers, Inc.; First Horizon National Corporation; Fulton Financial Corporation; Hancock Holding Company; IBERIABANK Corporation; International Bancshares Corporation; Old National Bancorp; Prosperity Bancshares, Inc.; Trustmark Corporation; Valley National Bancorp; TCF Financial; UMB Financial; FNB Corporation; Astoria Financial; Bank of Hawaii; Washington Federal; MB Financial; and Renasant.

The Executive Compensation and Stock Incentive Committee’s analysis included the following:

•	The Named Executive Officer’s positions from both a “pay rank” perspective (i.e., highest paid, second-highest paid, third-highest paid, etc.) and a “position match” perspective (i.e., Chief Executive Officer for Mr. Rollins);

•	Base salary, annual incentive award, total cash compensation (salary plus cash incentive award), long-term incentive opportunity and total direct compensation (salary plus cash incentive award and long-term incentive opportunity), including peer average and median levels in each component of compensation;

•	Our percentile ranking versus the peer group for each pay element; and

•	For each position, the amount we provide to each Named Executive Officer above or below the peer group median.

In addition to this information, the Executive Compensation and Stock Incentive Committee considered the performance of our competitors and general economic and market conditions. In reviewing the 2015 compensation of our Named Executive Officers, the committee reviewed all components of their respective compensation, including base salary, annual non-equity incentive compensation and long-term incentive compensation. In addition, the committee reviewed each Named Executive Officer’s compensation history and comparative performance information.

The Executive Compensation and Stock Incentive Committee believes that the overall compensation for our Named Executive Officers is competitive with our peer group and is commensurate with the responsibilities assigned to their respective positions. The differences in the compensation paid to each of our Named Executive Officers in relation to one another is a reflection of differences in the level and scope of responsibility of their respective positions and the market’s pattern of providing progressive award opportunities at higher levels.

Components of Compensation

In determining executive compensation, the Executive Compensation and Stock Incentive Committee focuses both on the mix of individual components that make up each executive’s total compensation as well as the amount of total compensation itself. Each of the components of compensation is discussed in more detail below.

Base Salary

The Executive Compensation and Stock Incentive Committee views base salary as one element of overall compensation that is designed to reward competence in the executive role and not a principal means to provide incentive to our executive officers. We believe that base salary ranges should reflect the competitive employment market and the relative internal responsibilities of each executive’s position, with an executive’s salary within a salary range being based upon his or her individual performance.

For 2015, the Executive Compensation and Stock Incentive Committee endeavored to understand competitive pay and compensation opportunities for similarly situated executive officers of comparable financial and bank holding companies and to provide reasonably competitive compensation within the context of our achievements. The committee reviewed the base salaries of our executive officers based on the following considerations:

•	Our salary budget for the applicable fiscal year, which includes the salary of all of our employees;

•	The executive officer’s pattern of achievement with respect to the budget and business plan performance in his or her area(s) of responsibility and overall managerial effectiveness with respect to planning, personnel development, communications, regulatory compliance and similar matters;

•	Assessment of the competitiveness of the executive’s salary as compared to competitive market data (using base salaries for comparable positions at comparable financial and bank holding companies as a reference, described above in the Section entitled “- Compensation Process”); in its review of market data, the committee found that, while there were some variances of our executives’ salaries from salaries for comparable positions, the variances were deemed appropriate and the salaries of our executives on the whole reasonably approximated the salaries at comparable financial and bank holding companies;

•	The current level of the executive officer’s base salary in relation to market competitive salary levels;

•	Marketplace trends in salary increases (both geographical and by industry); and

•	Consideration of our overall performance and aggregate cost affordability, retention risks, fairness in view of our overall salary increases and the executive officer’s potential for future contributions to the organization.

As a result of considering these factors, the Executive Compensation and Stock Incentive Committee increased the base salary of each of the Named Executive Officers for 2015 as set forth in the table below. For more information, see the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table.”

Name	2015 Base Salary	Percent Increase from 2014 Base Salary
James D. Rollins III	$800,000	—%
Chris A. Bagley	475,000	5.56
William L. Prater	395,000	—
W. James Threadgill, Jr.	380,000	4.11
James R. Hodges	375,000	5.63

In January 2016, the Executive Compensation and Stock Incentive Committee determined the base salary for the executive officers for 2016 based on the same methodology described above. As a result, the base salaries for the Named Executive Officers effective as of January 1, 2016 are as follows:

Name	2016 Base Salary
James D. Rollins III	$840,000
Chris A. Bagley	495,000
William L. Prater	395,000
W. James Threadgill, Jr.	388,000
James R. Hodges	382,500

Annual Incentive Compensation

Annual non-equity incentive compensation is a component of our executive compensation program designed to reward performance in executive roles. This component of overall compensation furthers our objectives to provide compensation that differentiates pay on the basis of performance, provide compensation commensurate with our performance achievements and protect shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation. We believe that annual incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position and should provide meaningful compensation opportunities in relation to our achievement of key annual performance goals. We believe that such compensation opportunities motivate executives to achieve our established goals. The Executive Compensation and Stock Incentive Committee considers annual incentive awards for similarly situated executive officers of similarly-sized financial and bank holding companies within the context of the competitive market data described above in the section entitled “– Compensation Process.” As of January 2014, we provide annual non-equity incentive compensation opportunities to our executive officers under the Amended and Restated Executive Performance Incentive Plan.

Amended and Restated Executive Performance Incentive Plan. The Amended and Restated Executive Performance Incentive Plan provides for the payment of cash incentive awards and equity-based awards (issued through the Long-Term Equity Incentive Plan, discussed below) based upon the achievement of performance goals established by the Executive Compensation and Stock Incentive Committee. This plan is intended to increase shareholder value and our success by encouraging outstanding performance by our executive officers who are eligible to participate. In 2015 all executive officers participated in the Amended and Restated Executive Performance Incentive Plan. Payments made under the Amended and Restated Executive Performance Incentive Plan are intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code. The amount of the cash incentive awards may vary among participants from year to year.

The Executive Compensation and Stock Incentive Committee administers the Amended and Restated Executive Performance Incentive Plan. The committee may establish performance goals for awards granted under the plan based on any of the following business criteria:

•	Return on average equity or average assets;

•	Deposits and other funding sources;

•	Revenue, including interest income and/or non-interest income, and/or return on revenue;

•	Cash flow (operating, free cash flow return on equity, cash flow return on investment);

•	Earnings, before or after taxes, interest, depreciation and/or amortization;

•	Earnings per share;

•	Net interest margin;

•	Improvement in credit quality measures, including non-performing asset ratio, net charge-off ratio or reserve coverage of non-performing loans vs. peers;

•	Efficiency ratio;

•	Loan growth; and

•	Total shareholder return.

The Executive Compensation and Stock Incentive Committee may take into account several factors when establishing performance goals for incentive awards, but these goals must be objectively determinable and based on levels of achievement of the business criteria listed above. No later than 90 days after the beginning of each fiscal year or any other performance period, the committee specifies in writing:

•	The type of award (i.e., cash or equity);

•	The target amount payable to each participant;

•	The maximum amount payable to each participant;

•	The performance goals upon which each participant’s award is conditioned; and

•	The formula to determine the amount payable or shares that become vested based on the achievement of the specified goals.

The amount of awards may vary among participants and from year to year, but the maximum cash incentive compensation payable to any participant under the Amended and Restated Executive Performance Incentive Plan in a year is $4 million.

Following the applicable performance period, the Executive Compensation and Stock Incentive Committee certifies in writing for each participant whether the performance goals and any other material conditions have been met. If these goals and conditions have been met, the committee may authorize payment of the amount earned under an award. The committee has discretion to reduce or eliminate, but not increase, an amount that is payable under an award. The certification of achievement of performance goals under the Amended and Restated Executive Performance Incentive Plan, and the corresponding cash incentive payments, occurs in connection with the filing of our Annual Report on Form 10-K.

2015 Non-Equity Incentive Awards. Awards under the Amended and Restated Executive Performance Incentive Plan were made in 2015 to provide cash incentive award opportunities that were a percentage of each participant’s base salary, subject to the achievement of the performance goals described below. The cash incentive award opportunities for 2015 for the Named Executive Officers were as follows:

Award Opportunity as a Percentage of Salary

Name	Target	Maximum
James D. Rollins III	100%	200%
Chris A. Bagley	75	150
William L. Prater	65	130
W. James Threadgill	50	100
James R. Hodges	50	100

The target and maximum award opportunities were based on each executive’s role and scope of responsibility in the organization. The performance goals set forth below were established by the Executive Compensation and Stock Incentive Committee for the Named Executive Officers with respect to the enumerated performance criteria. Our performance in 2015 for each criterion is also set forth in the following table, based on our audited financial results for the year ended December 31, 2015:

Performance Goal	Target	Calculation Factor	2015 Performance
Total shareholder return	8%	2% per 1% above target	8.13%
Increase in earnings per share	7	2% per 1% above target	15.43
Increase in deposits	5	1% per 1% above target	3.31
Increase in loans	5	1% per 1% above target	6.79
Increase in fee income	5	1% per 1% above target	3.28
Efficiency ratio	73	2% per 1% below target	72.23
Return on average equity	7	2% per 1% above target	8.32
Classified assets/Equity and loan loss reserves	30	2% per 1% below target	19.65
Increase in dividends	5	2% per 1% above target	40

Based on our audited financial results for the year ended December 31, 2015, the following cash incentive payments were made to the Named Executive Officers in 2016:

Name	2015 Cash Incentive Award	Cash Incentive Award as a Percentage of Salary
James D. Rollins III	$739,726	92.5%
Chris A. Bagley	329,409	69.3
William L. Prater	237,406	60.1
W. James Threadgill, Jr.	175,685	46.2
James R. Hodges	173,373	46.2

Long-Term Incentive Compensation

Long-term incentive compensation is another important part of our executive compensation program and provides equity-based awards to reward performance in executive roles and more closely align the interests of our executives with those of our shareholders. The Executive Compensation and Stock Incentive Committee’s approach has been to provide annual awards of long-term incentive compensation to our executives and other employees through grants of restricted stock and performance shares. Under the relevant shareholder-approved plan – the Long-Term Equity Incentive Plan – the committee may grant non-qualified stock options, incentive stock options, performance shares, restricted stock and restricted stock units. In 2013, the committee amended this plan to prohibit option repricing without shareholder approval and to clarify certain language regarding vesting periods and performance conditions for awards granted under the plan. We believe that the level of long-term incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position. The Executive Compensation and Stock Incentive Committee considers long-term incentive compensation for executive officers at comparable financial and bank holding companies within the context of the competitive market data described above in the section entitled “– Compensation Process.”

The Executive Compensation and Stock Incentive Committee has the ability to use different types of long-term incentive awards for achieving our compensation objectives. For example, the committee may grant:

•	Stock options to focus on stock price appreciation;

•	Restricted stock and restricted stock units as an incentive for continued service or to emphasize both our overall performance and executive retention; and

•	Performance shares as an incentive to improve our overall long-term performance.

In 2015, equity-based awards were granted to executive officers, including the Named Executive Officers, and other key employees in order to attract and retain key employees and enable those persons to participate in our long-

term success. Under this component of compensation, we granted both restricted stock awards and performance shares to officers in 2015. In determining the total number of equity-based awards to be granted to recipients in 2015, the Executive Compensation and Stock Incentive Committee considered the number of shares available under the Long-Term Equity Incentive Plan but had no fixed formula for determining the total number of shares to be granted. In selecting the award recipients and determining the level of equity grants made in 2015, the committee considered a combination of the following: Market competitive data;

•	The scope of responsibility of each officer;

•	The degree to which the business unit(s) influenced by each officer contributed to our profits;

•	The degree to which asset quality and other risk decisions were influenced by each officer’s direction;

•	The number of awards currently held by each officer; and

•	The long-term management potential of each officer.

No single factor was weighed more heavily than any other factor in determining the amount of equity grants.

Performance Shares. Performance shares granted under our Long-Term Equity Incentive Plan are long-term incentive awards denominated in shares of our common stock. The value of earned performance shares is determined by the market value of our common stock. The number of shares earned is based on the achievement of goals related to our overall financial and operating performance as determined by the Executive Compensation and Stock Incentive Committee. The award cycle for performance shares is three years and is comprised of a two-year performance period followed by a one-year retention period. The “performance period” is set at two years to reflect a realistic time period for establishing credible performance goals in the current economic environment for the financial services industry and the “retention period” is set at one year to enhance the retentive power of the performance share awards (three years overall) and so that the impact of stock price performance reflects a longer period. During the retention period, the holders of performance shares generally are not entitled to receive dividends or exercise voting rights with respect to these shares. Prior to January 2014, the Executive Compensation and Stock Incentive Committee established a “circuit breaker” for each award that must have been satisfied before performance shares were eligible to be earned for the performance period. Once the “circuit breaker” was satisfied, awards were earned if threshold performance was achieved with respect to at least one of the two performance measures, subject to continued service during the retention period. The award cycle for long-term incentive compensation is configured so that a new three-year award cycle will begin every year that performance shares are granted.

The performance shares granted in 2014 were subject to the following performance goals for the 2014 through 2015 performance period:

Performance Goal	Threshold	Target	Maximum	Actual Performance
2-Year Compounded Operating EPS Growth	8%	10%	11%	12.9%
2-Year Average ROA	0.80%	1.0%	1.10%	0.97%

Our actual performance for these performance goals was based on our audited financial results for the two years ended December 31, 2015. With respect to the performance shares that were granted in 2014, the Executive Compensation and Stock Incentive Committee determined in 2016 the number of performance shares actually earned from the applicable matrix based on our actual performance, with straight-line interpolation used for performance between goal levels. The committee determined the performance shares were earned at the 144% level. Accordingly, the following performance shares granted in 2014 have been earned, subject to continued service during the retention period through December 31, 2016:

Name	Number of Performance Shares Earned
James D. Rollins III	16,632
Chris A. Bagley(1)	0
William L. Prater	4,824
W. James Threadgill, Jr.	3,672
James R. Hodges	3,384

(1)	Mr. Bagley did not receive performance share awards in 2014.

In January 2015, the Executive Compensation and Stock Incentive Committee granted the following number of performance shares to the Named Executive Officers, subject to the achievement of enumerated performance goals during the 2015 through 2016 performance period and continued service during the retention period:

Name	Threshold	Target	Maximum
James D. Rollins III	2,079	16,500	33,000
Chris A. Bagley	756	6,000	12,000
William L. Prater	252	2,000	4,000
W. James Threadgill, Jr.	327	2,600	5,200
James R. Hodges	327	2,600	5,200

The Executive Compensation and Stock Incentive Committee established the following performance goals for the 2015 through 2016 performance period with respect to the performance shares granted in 2015:

Performance Goal	Threshold Amount	Target Amount	Maximum Amount
2-Year Compounded Operating EPS Growth	8%	10%	11%
2-Year Average Return on Assets	0.80%	1.00%	1.10%

In January 2014, the Executive Compensation and Stock Incentive Committee determined to discontinue the “circuit breaker” requirement. Therefore, subject to continued service during the retention period, awards are granted in 2014 and thereafter are earned if at least threshold performance is achieved with respect to one of the two performance measures. The number of performance shares actually earned is then determined from a matrix based on the actual performance achieved with respect to each measure.

In January 2016, the Executive Compensation and Stock Incentive Committee granted to the Named Executive Officers the following number of performance shares, subject to the achievement of enumerated performance goals during the 2016 through 2017 performance period and continued service during the retention period:

Name	Threshold Amount	Target Amount	Maximum Amount
James D. Rollins III	2,310	18,335	36,670
Chris A. Bagley	850	6,750	13,500
William L. Prater	207	1,650	3,300
W. James Threadgill, Jr.	441	3,500	7,000
James R. Hodges	441	3,500	7,000

The Executive Compensation and Stock Incentive Committee established the following performance goals for the 2016 through 2017 performance period with respect to the performance shares granted in 2016:

Performance Goal	Threshold Amount	Target Amount	Maximum Amount
2-Year Compounded Operating EPS Growth	8%	10%	11%
2-Year Average Return on Assets	0.85%	1.05%	1.15%

Stock Options. Stock options granted under the Long-Term Equity Incentive Plan vest ratably on the basis of continued employment over the three-year period following the date of grant. The exercise price is equal to the closing price of our common stock on the date of grant and the maximum term of the stock option is seven years.

Pursuant to the terms of Mr. Rollins’ Employment Agreement, in January 2013 Mr. Rollins was to receive a nonqualified stock option award with a value of $315,000, subject to forfeiture until vested in one-third increments on the first, second and third anniversaries of the grant date. The Executive Compensation and Stock Incentive Committee determined, however, with Mr. Rollins’ concurrence, to replace this right to receive a stock option award with an equivalent equity award of either performance shares or performance-based restricted stock. As a result, in March 2014, we granted 21,341 shares of performance-based restricted stock to Mr. Rollins, as described in the section below entitled “– Restricted Stock.”

The Executive Compensation and Stock Incentive Committee did not grant stock options to our executives in 2015.

Restricted Stock. Restricted stock granted under the Long-Term Equity Incentive Plan is subject to forfeiture if the Named Executive Officer terminates employment before a stated vesting date. The holder is entitled to receive dividends and exercise voting rights prior to the vesting date. On March 26, 2013, the Executive Compensation and Stock Incentive Committee granted the following number of shares of restricted stock to the Named Executive Officers, all of which vest on May 15, 2018, except as otherwise noted below:

Name	Shares of Restricted Stock
James D. Rollins III(1)	21,341
Chris A. Bagley	—
William L. Prater	15,000
W. James Threadgill, Jr.	10,000
James R. Hodges	10,000

(1)	The award to Mr. Rollins provides for pro-rata vesting on May 15 of each year, conditioned on achievement of either a 0.10% return on average assets or a 2.5% return on average equity for the prior year, subject to the certification of achievement of the performance goals by the Executive Compensation and Stock Incentive Committee. Under this formula, 7,114 shares vested on May 15, 2014, 7,114 shares vested on May 15, 2015, and 7,113 shares will vest on May 15, 2016.

In the first quarter of 2014, the Executive Compensation and Stock Incentive Committee granted the following number of shares of restricted stock to Named Executive Officers, all of which vest on May 15, 2019, except as otherwise set forth below:

Name	Shares of Restricted Stock
James D. Rollins III	22,950
Chris A. Bagley(1)	75,000
William L. Prater	6,650
W. James Threadgill, Jr.	5,050
James R. Hodges	4,700

(1)	The award to Mr. Bagley was granted on February 3, 2014 and became vested with respect to 40,000 shares on February 1, 2015; 35,000 additional shares will vest on February 1, 2018.

In the first quarter of 2015, the Executive Compensation and Stock Incentive Committee granted the following number of shares of restricted stock to the Named Executive Officers, all of which vest on May 15, 2020:

Name	Shares of Restricted Stock
James D. Rollins III	33,050
Chris A. Bagley	12,000
William L. Prater	4,000
W. James Threadgill, Jr	5,200
James R. Hodges	5,200

On January 27, 2016, the Executive Compensation and Stock Incentive Committee granted the following number of shares of restricted stock to the Named Executive Officers, all of which vest on May 15, 2021:

Name	Shares of Restricted Stock
James D. Rollins III	36,665
Chris A. Bagley	13,500
William L. Prater	3,350
W. James Threadgill, Jr	7,000
James R. Hodges	7,000

Executive Benefits

We provide our executive officers with benefits in amounts that we believe are reasonable, competitive and consistent with our executive compensation program. We believe that such benefits help us to attract and retain executive officers of the caliber we believe necessary to remain competitive. We offer group life, disability, medical, dental and vision insurance to all our employees, including our Named Executive Officers. We also maintain a Retirement Plan, which is discussed in detail below in the section entitled “EXECUTIVE COMPENSATION – Pension Benefits – Retirement Plan.” In addition, we maintain bank-owned life insurance that can be used for funding supplemental benefits to certain executive officers.

Perquisites

We provide our executive officers with perquisites in amounts that we believe help us attract and retain highly-qualified leaders. For certain executives, including the Named Executive Officers, we provide a company automobile and pay the cost of an annual physical examination. On a case-by-case basis we may provide an allowance to the executive for the payment of his or her country club dues. In addition, we own and operate corporate aircraft to facilitate the business travel of our executive officers (including the Named Executive Officers) and the attendance of Board members at Board and Committee meetings. Executives other than Messrs. Rollins and Bagley are generally not entitled to use our aircraft for personal travel except for limited circumstances described in the Company’s corporate aircraft policy.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our executives. Qualifying performance-based compensation, however, is fully deductible without regard to the $1 million limit if certain requirements are met. Section 162(m) also permits full deductibility for certain pension contributions and other payments. The Executive Compensation and Stock Incentive Committee has carefully considered the impact of Section 162(m) and its limits on deductibility, and intends that certain of our compensation plans qualify for an exception to the limitations of Section 162(m) so that we may fully deduct compensation paid under these plans. The Amended and Restated Executive Performance Incentive Plan is considered “performance-based” for this purpose, as are certain awards under the Long-Term Equity Incentive Plan.

A portion of the compensation that is payable under certain of our other executive compensation arrangements may exceed the Section 162(m) limitation and, therefore, may not be deductible by us. In adopting these executive compensation arrangements, the Executive Compensation and Stock Incentive Committee determined that the benefits of these arrangements to us and our shareholders outweighed the inability to deduct a portion of the compensation for federal income tax purposes.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

Employment Agreements and Change in Control Arrangements

Employment Agreement

We have no written employment agreements with any of our executives, including the Named Executive Officers, other than an agreement with Mr. Rollins that expired November 27, 2015 (effective November 27, 2012) (the “Employment Agreement”). Since the expiration of his Employment Agreement, Mr. Rollins continues to be employed by us at will and has certain rights pursuant to his Change in Control Agreement (described below) for the duration of his tenure with us.

During the term of his Employment Agreement, Mr. Rollins’ initial annual base salary was $700,000 and his guaranteed cash bonus awards of (1) $470,000 payable on November 27, 2012, (2) $220,000 paid on March 1, 2013, and (3) $700,000 paid on February 28, 2014 (this amount was reduced dollar for dollar by the cash award earned under our Amended and Restated Executive Performance Incentive Plan, discussed above). Pursuant to his Employment Agreement, Mr. Rollins also received certain equity and non-equity awards, including a “replacement award” to replace unvested restricted stock awards and incentive compensation that he forfeited upon commencing employment with us. For more information on the awards received by Mr. Rollins under his Employment Agreement, see the sections above entitled “– Components of Compensation – Annual Incentive Compensation” and “– Components of Compensation – Long-Term Incentive Compensation.”

Change in Control Agreements

We have entered into a Change in Control Agreement with certain of our executives, including each of the Named Executive Officers, that provides certain benefits in the event that we experience a change in control and we terminate the executive’s employment without “cause” (includes conviction of a felony or crime moral turpitude, acts of dishonesty or material inattention of duties), or the executive resigns for “good reason” (includes a diminished duties, reduction in compensation, involuntary relocation or a material breach of employment policies) within 24 months after a change in control.

The cash amount payable is a multiple of each Named Executive Officer’s respective annual base compensation and the maximum annual cash incentive award. For Mr. Rollins, the amount payable is 300% of such amounts (but calculated at the target cash incentive rather than maximum), 250% for Mr. Bagley, 200% for Messrs. Prater, Threadgill, and Mr. Hodges. In addition, each Named Executive Officer will receive continued participation in our health and welfare benefit plans and fringe benefit programs for a certain period following termination of employment. For Messrs. Rollins and Bagley, participation is continued for 36 months, 24 months for Messrs. Prater, Threadgill and Hodges. If continued participation is not available under such benefit plans and programs, a cash payment equal to the value of participation will be made to the Named Executive Officer. Upon a change in control, each Named Executive Officer will become fully vested in stock incentive awards that vest over time and will become vested in at least a portion of the awards that are performance based.

Each agreement includes a “double trigger” (i.e., requiring both a change in control and termination of the executive’s employment for the executive to receive payment) so that the executive will only receive additional benefits if a change in control also has an adverse impact on the executive and the surviving entity is not required to provide such benefits if it desires to maintain the services of the executive.

The Named Executive Officers are not entitled to tax “gross-up” or similar payments on any amounts received under the Change in Control Agreements to account for excise taxes on “parachute payments” that are defined in Sections 280G and 4999 of the Code. Instead, payments and benefits on a change in control are reduced in the event that the aggregate change in control payments to any Named Executive Officer would result in such a “parachute payment.” A parachute payment generally is three times average annual compensation. The reduction would be applied to reduce payments and benefits to one dollar below this amount, thereby avoiding imposition of the excise tax that would be imposed on the Named Executive Officer under Section 4999 of the Code. This reduction does not apply, however, in the event that the aggregate payments due on the change in control, net of the excise tax under Section 4999 of the Code, would be greater than the aggregate payments received after applying the reduction.

Pursuant to the terms of the Change in Control Agreements for Mr. Rollins and Mr. Bagley, they are subject to certain restrictive covenants during the term of their employment and for a period of two years after termination of his employment, except in the case of a resignation for good reason. Under these covenants, Messrs. Rollins and Bagley may not (1) operate, own, be employed by or consult with any competing business, (2) directly or indirectly solicit customers or employees of BancorpSouth or any of its affiliates or (3) divulge confidential information about us or our affiliates.

For more information about the amounts payable to the Named Executive Officers under the Change in Control Agreements, see the section below entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

Retirement Benefits

We maintain certain compensatory arrangements as part of our executive compensation program that are intended to provide payments to certain of our employees, including the Named Executive Officers, upon their resignation or retirement. These include our 401(k) Profit-Sharing Plan, a defined benefit retirement plan referred to as our Retirement Plan, a supplemental defined benefit plan referred to as our Restoration Plan, a supplemental defined benefit plan referred to as our Supplemental Executive Retirement Plan and a contributory deferred compensation arrangement referred to as our Deferred Compensation Plan. The purpose of these plans is to provide competitive retirement benefits that enable us to attract and retain talented leaders who will exert considerable influence on our direction and success.

All of our employees who have attained the age of 18 are eligible to participate in our 401(k) Profit-Sharing Plan after 30 days of employment. Eligible employees are automatically enrolled into the plan at a contribution rate of three percent of compensation, which is increased annually by one percent to a maximum of six percent of compensation. Alternatively, each participant can elect to contribute any amount up to 75% of their compensation, not to exceed $24,000 for 2015 ($18,000 limit for all employees plus $6,000 maximum “catch-up” for each employee over the age of 50). The plan has a safe harbor matching contribution design under IRS rules that provide a dollar for dollar match on elective contributions up to the first three percent of salary and a 50% match on elective contributions above three percent, up to five percent of compensation. “Catch-up” contributions are not matched.

We maintain the Retirement Plan, a tax-qualified, non-contributory, defined benefit retirement plan, for our employees. The Retirement Plan provides benefits for employees who are at least age of 21 and have completed one year of service. Such employees hired prior to January 1, 2006 accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016. After that date, such employees will accrue benefits based on a cash balance formula. Employees hired on or after January 1, 2006 accrue benefits under a cash balance formula as of January 1, 2012. For 2015, the maximum annual benefit allowable under the Code with respect to the Retirement Plan was $210,000 and the maximum amount of allowable annual compensation considered was $265,000.

We have also adopted the Restoration Plan, a non-qualified, non-contributory, unfunded defined benefit pension plan for certain officers. Benefits under the Restoration Plan are based on the same formulae as those in the Retirement Plan, but only to the extent that compensation and annual benefit accruals exceed the limits under the Code and, therefore, are not included in the Retirement Plan.

We maintain the Supplemental Executive Retirement Plan, a non-qualified, non-contributory, unfunded defined benefit pension arrangement for selected key employees in the form of a deferred compensation agreement. Benefits under the Supplemental Executive Retirement Plan are based primarily on final average compensation. This arrangement supplements the benefits under the Retirement Plan and the Restoration Plan.

We also maintain the Deferred Compensation Plan to allow certain members of senior management to defer a portion of their cash compensation. Amounts that are deferred are credited with a market interest rate and are paid out upon retirement or termination of employment.

Prior to January 1, 2012, employees hired on or after January 1, 2006 did not receive any benefit under the Retirement Plan or the Restoration Plan, and instead received an automatic contribution to the 401(k) Profit-Sharing Plan equal to 2% of their respective salaries. This additional 2% contribution was not dependent on employee deferrals to the 401(k) Profit-Sharing Plan. This automatic contribution was discontinued as of January 1, 2012. All of our Named Executive Officers, except Messrs. Bagley, Prater and Rollins, who were hired after January 1, 2006, participate in the Retirement Plan and the Restoration Plan and accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016, after which they will accrue benefits based on a cash balance formula. Mr. Prater participates in the Retirement Plan and the Restoration Plan and accrues benefits based on a cash balance formula effective January 1, 2012. Mr. Rollins participates in the Retirement Plan and the Restoration Plan and accrues benefits based on a cash balance formula effective November 27, 2013. Mr. Bagley participates in the Retirement Plan and the Restoration Plan and accrues benefits based on a cash balance formula effective February 3, 2015.

Each of the Named Executive Officers other than Messrs. Rollins, Bagley and Prater is eligible for normal or early retirement pursuant to the 401(k) Profit-Sharing Plan, the Retirement Plan, the Restoration Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. Messrs. Rollins, Bagley and Prater are eligible for normal or early retirement pursuant to the 401(k) Profit-Sharing Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. The amounts each Named Executive Officer would have received under these plans if he had retired on December 31, 2015 are provided below in the section entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

Life Insurance Plans

Life Insurance Plan

BancorpSouth Bank maintains a new Split Dollar Life Insurance Plan that provides benefits to us and certain executive officers upon death. Each of our Named Executive Officers participate in this plan, other than Mr. Bagley. The death benefit is an amount up to 250% of the participant’s total compensation, subject to certain limitations and a maximum death benefit is $750,000. However, the maximum death benefit for Mr. Rollins is $1 million. Mr. Bagley currently participates in the group term life insurance program that we maintain for our non-executive employees and is entitled to a death benefit $600,000 through that program. BancorpSouth Bank is the sole owner of the corresponding life insurance policies and pays the premiums due on the policies. The Split Dollar Life Insurance Plan provides that a participant’s beneficiary will be entitled to certain death benefits if the participant’s death occurs:

•	Before his or her separation from service;

•	Within 24 months following a change in control (as defined in the Split Dollar Life Insurance Plan); or

•	After the employee has reached age 55 and completed five years of participation.

All proceeds in excess of the death benefits received by the participant’s beneficiary are retained by BancorpSouth Bank to offset the cost of providing the benefit. With respect to Mr. Bagley, there are no excess death benefits payable under the group term insurance program.

Survivor Income Agreements

We have entered into a Survivor Income Agreement with each of Messrs. Hodges and Threadgill. The death benefit under these agreements is an amount up to 250% of the participant’s total compensation, subject to certain limitations. The maximum death benefit for each of Messrs. Hodges and Threadgill is $550,000. We own the corresponding life insurance policies, prepaid all premiums due on the policies and are generally required to maintain the policies in full force and effect. Upon the executive’s retirement or a change of control (as defined in the Survivor Income Agreement), however, the executive may elect to have a portion of the life insurance policy converted to a “split dollar” arrangement, in which case the executive will become the owner of a portion of the policy and we will pay a gross-up for any taxes owed by the executive in connection with the conversion. Further, we may generally elect to terminate any of the life insurance policies at any time, in which case the executive will have 30 days to purchase the policy from us. The agreements provide that the executive’s beneficiary will be entitled to certain death benefits if the executive’s death occurs:

•	While he or she is an active employee; or

•	After he or she ceases to be an active employee because of disability but before recovering from such disability.

All proceeds in excess of the death benefits received by the executive’s beneficiary are retained by us to offset the cost of providing the benefit.

Risk Management Considerations

The Executive Compensation and Stock Incentive Committee reviews the risks and rewards associated with our compensation programs. The Executive Compensation and Stock Incentive Committee designs our compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. The committee believes that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. In addition, as discussed above in the section entitled “– Compensation Policy,” we have an Executive Compensation Policy, which sets forth the conditions under which we may recover excess incentive-based compensation paid or awarded to or received by any of our current or former executive officers. As of 2013, the Chairman of the Risk Management Committee meets at least annually with either the Executive Compensation and Stock Incentive Committee or its Chairman.

Together, the features of our executive compensation program are intended to:

•	Ensure that our compensation opportunities do not encourage excessive risk taking; and

•	Focus our executive officers on managing BancorpSouth towards creating long-term, sustainable value for our shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation paid or accrued by us for the last three years with respect to each of our “Named Executive Officers” – the Chief Executive Officer, the Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers at December 31, 2015 and whose total compensation for 2015 exceeded $100,000:

Name and Principal Position	Year	Salary	Bonus		Non-Equity Incentive Plan Compensation(1)		Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)		All Other Compensation(4)	Total
James D. Rollins III Chairman and Chief Executive Officer	2015	$800,000	$—		$739,726		$1,102,488	$70,357		$40,573	$2,753,144
	2014	800,000	—		546,599		844,560	482,371		48,938	2,722,468
	2013	700,000	220,000		787,500	(5)	349,566	143,743		177,766	2,378,575
Chris A. Bagley	2015	475,000	—		329,409		400,500	229,500		36,777	1,471,186
President and Chief Operating Officer	2014	337,500	119,404	(6)	230,596	(6)	1,701,750	358,992		9,404	2,757,646
William L. Prater Senior Executive Vice President, Treasurer and Chief Financial Officer	2015	395,000	—		237,406		133,500	84,310		27,290	877,506
	2014	395,000	—		175,424		244,800	175,095		25,074	1,015,393
	2013	360,000	—		202,500		326,880	48,734		22,818	960,932
W. James Threadgill, Jr. Senior Executive Vice President and Chief Business Development Officer	2015	380,000	—		175,685		173,550	150,696		28,991	908,922
	2014	365,000	—		124,693		186,048	706,762		28,032	1,410,535
	2013	322,393	—		181,346		230,220	––	(7)	29,608	763,567
James R. Hodges(8) Senior Executive Vice President and Chief Credit Officer	2015	375,000	—		173,373		173,550	354,887		18,731	1,095,541
	2014	355,000	—		121,277		172,584	912,875		18,831	1,580,567

(1)	The amounts shown reflect cash awards earned under the Amended and Restated Executive Performance Incentive Plan. For the year 2013, however, the amounts shown for Messrs. Prater and Threadgill were earned under a discontinued incentive plan.
(2)	Reflects the aggregate grant date fair value of restricted stock and performance shares computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or FASB ASC Topic 718. For more information about the restricted stock and performance shares, see the sections above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Restricted Stock” and “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares,” respectively.
(3)	The key assumptions used to determine the pension values are described below in the section entitled “– Pension Benefits – Assumptions Used to Calculate Pension Values.”
(4)	Details of the amounts reported as All Other Compensation for 2015 are as follows:

Name	401(k) Contribution	Company Automobile	Club Allowance	Physical Exam	Imputed Income for Life Insurance Benefit*	Civic Dues	Corporate Aircraft Use**	Tax Gross- up***
James D. Rollins III	$13,250	$9,760	$—	$—	$1,040	$—	$12,887	$3,636
Chris A. Bagley	13,250	13,424	—	—	1,122	—	6,049	2,932
William L. Prater	13,250	12,843	—	525	672	—	—	—
W. James Threadgill, Jr.	13,250	10,497	3,780	525	836	—	—	103
James R. Hodges	13,250	3,977	—	525	979	—	—	—

*	Reflects the amount of imputed income with respect to participation in BancorpSouth Bank’s life insurance plans. For more information about these plans, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Life Insurance Plan.”
**	We report use of corporate aircraft by the Named Executive Officers as a perquisite or other personal benefit only if it is not “integrally and directly related” to the performance of the executive’s duties. While we maintain aircraft, the Named Executive Officers other than Messrs. Rollins and Bagley are generally not entitled to use our aircraft for personal travel except for limited circumstances described in the Company’s corporate aircraft policy. SEC rules require us to report any such use as compensation in an amount equal to our aggregate incremental cost. The amount reported for Mr. Rollins relates to five round-trip flights taken in connection with non-business purpose flights on our corporate aircraft. The amount reported for Mr. Bagley relates to one round-trip flight taken in connection with a non-business purpose flight on our aircraft. We estimate our aggregate incremental cost to be equal to the average operating cost per hour for the year (which includes items such as fuel, maintenance, landing fees, additional crew expenses and other expenses incurred based on the number of hours flown per year) multiplied by the number of hours for each flight.
***	The amount reported for each of Messrs. Rollins and Bagley relates to a tax gross-up for his spouse accompanying him on multiple business purpose flights on our corporate aircraft. The amount reported for Mr. Threadgill relates to a tax gross-up for his spouse accompanying him on a business purpose flight on our corporate aircraft.
(5)	For 2013, the amount that Mr. Rollins earned under the Amended and Restated Executive Performance Incentive Plan based on actual performance exceeded the guaranteed minimum payment of $700,000 he was entitled to receive under his Employment Agreement.
(6)	Mr. Bagley commenced his employment with the Company in February 2014; therefore, no information is provided for him with respect to 2013. The amount in the “Non-Equity Incentive Plan Compensation” column reflects the amount that Mr. Bagley earned under the Amended and Restated Executive Performance Incentive Plan for 2014 based on performance. This was less than the $350,000 guaranteed minimum bonus that Mr. Bagley was entitled to receive as a condition of employment. The amount in the “Bonus” column for 2014 reflects the difference between the guaranteed amount and the amount earned under the Amended and Restated Executive Performance Incentive Plan.
(7)	Because the change in pension value for Mr. Threadgill in 2013 was a decrease of $70,678, the amount is reflected as zero.
(8)	Because Mr. Hodges was not a Named Executive Officer with respect to 2013, information is provided for 2015 and 2014 only.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The change in each executive’s pension value that is reported in the Summary Compensation Table is the change in our obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value of a benefit, as of December 31 of each respective year, that will be paid at the executive’s normal retirement date (age 65) based on the benefit formula and the executive’s current pay and service.

Change in pension values may be a result of various sources such as:

•	Service accruals. As the executive earns an additional year of service, the present value of the liability increases because the executive has earned one year more service than he had at the prior measurement date.

•	Compensation increases/decreases. As the executive’s compensation increases, the present value of the liability increases because the executive’s average compensation under each plan has increased since the prior measurement date. If the executive’s compensation decreases, however, the average compensation under each plan normally will not decrease as a result of the definition of average compensation.

•	Aging. The change in pension values shown in the Summary Compensation Table are present values of retirement benefits that will be paid in the future. Generally, as the executive approaches retirement age, the present value of the liability increases because the executive is one year closer to retirement.

•	Changes in assumptions. The change in pension values shown in the Summary Compensation Table is the present value of the increase in pension benefits during the applicable year. A discount rate and mortality table are used to calculate these values. The discount rates used under the Retirement Plan, the Restoration Plan and the Supplemental Executive Retirement Plan all increased since the prior year, which caused a decrease in the present value of the benefit as of December 31, 2015. The mortality table was updated since the prior year to reflect the latest mortality improvements, which decreased the present value of the benefit as of December 31, 2015.

The pension benefits and assumptions used to calculate these values are described in more detail in the section below entitled “– Pension Benefits.”

Realized Compensation for 2015

The SEC’s calculation of total compensation, as shown in the section above entitled “– Summary Compensation Table,” includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the Named Executive Officers. To supplement the SEC-required disclosure, we have included the following additional table, which shows compensation actually realized in 2015 by each Named Executive Officer:

Name and Principal Position	Total 2015 Realized Compensation(1)
James D. Rollins III Chairman and Chief Executive Officer	$3,867,650
Chris A. Bagley President and Chief Operating Officer	1,800,786
William L. Prater Senior Executive Vice President, Treasurer and Chief Financial Officer	1,043,497
W. James Threadgill, Jr. Senior Executive Vice President and Chief Business Development Officer	944,420
James R. Hodges Senior Executive Vice President and Chief Credit Officer	794,491

(1)	Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the section above entitled “– Summary Compensation Table.” Realized compensation is not a substitute for total compensation. As compared to the amounts reported in the Summary Compensation Table, “Total Realized Compensation” represents (a) the amount calculated under applicable SEC rules and set forth in the “Total” column of the Summary Compensation Table, minus (b) the aggregate grant date fair value of equity awards (as reflected in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table), minus (c) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table), plus (d) the value realized from the exercise of stock options and the vesting of restricted stock or performance shares before payment of any applicable withholding taxes and brokerage commissions (as reflected in the “Option Exercises and Stock Vested” table below).

Grants of Plan-Based Awards

The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2015:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
		Target	Maximum	Threshold	Target	Maximum	or Units(3)	Awards(4)
James D. Rollins III	—	800,000	1,600,000	—	—	—	—	$—
	1/2/15	—	—	2,079	16,500	33,000	—	367,125	(5)
	1/2/15	—	—	—	—	—	33,050	735,363
Chris A. Bagley	—	356,250	712,500	—	—	—	—	—
	1/2/15	—	—	756	6,000	12,000	—	133,500	(5)
	1/2/15	—	—	—	—	—	12,000	267,000
William L. Prater	—	256,750	513,500	—	—	—	—	—
	1/2/15	—	—	252	2,000	4,000	—	44,500	(5)
	1/2/15	—	—	—	—	—	4,000	89,000
W. James Threadgill, Jr.	—	190,000	380,000	—	—	—	—	—
	1/2/15	—	—	327	2,600	5,200	—	57,850	(5)
	1/2/15	—	—	—	—	—	5,200	115,700
James R. Hodges	—	187,500	375,000	—	—	—	—	—
	1/2/15	—	—	327	2,600	5,200	—	57,850	(5)
	1/2/15	—	—	—	—	—	5,200	115,700

(1)

The estimated payouts shown reflect cash incentive awards granted under the Amended and Restated Executive Performance Incentive Plan, where receipt is contingent upon the achievement of certain performance goals. For more information about the awards, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Annual Incentive Compensation.”
(2)	Reflects the number of performance shares granted under our Long-Term Equity Incentive Plan that will vest on January 1, 2018 upon the achievement of certain performance goals for the 2015 through 2016 “performance period” and continued service through the 2017 “retention period.” For more information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(3)	Reflects shares of restricted stock granted under the Long-Term Equity Incentive Plan, all of which vest on May 15, 2020.
(4)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(5)	With respect to performance shares granted under our Long-Term Equity Incentive Plan, the amounts shown assume that target performance goals are attained during the 2015 through 2016 “performance period” and service continues through the 2017 “retention period.” For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2015:

Name	Stock Awards
	Number of Securities Underlying Unexercised Options(1)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock Held that Have	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
	(Exercisable)	(Unexercisable)	Price	Date	Vested		Not Vested(2)	Vested(3)	Vested(2)
James D. Rollins III	—	—	—	—	87,196	(4)	$2,091,832	33,132	$794,837
Chris A. Bagley	—	—	—	—	47,000	(5)	1,127,530	6,000	143,940
William L. Prater	—	—	—	—	25,650	(6)	615,344	6,824	163,708
W. James Threadgill, Jr.	15,000 —	— —	22.39 —	10/31/2016 —	— 20,250	(6)	— 485,798	— 6,272	— 150,465
James R. Hodges	2,500	—	22.39	10/31/2016	—		—	—	—
	—	—	—	—	19,900	(6)	477,401	5,984	143,556

(1)	The amounts shown reflect option awards granted under the Long-Term Equity Incentive Plan.
(2)	Based upon the closing sale price of our common stock of $23.99 per share, as reported on the New York Stock Exchange on December 31, 2015.
(3)	Reflects the aggregate target number of performance shares granted in 2014 and 2015 under the Long-Term Equity Incentive Plan subject to the achievement of certain performance goals at the target level and continued service. For the performance shares granted in 2014, the performance goals were attained at 144% of the target level and the performance shares earned will become vested on December 31, 2016, conditioned on continued service. For the performance shares granted in 2015, the target number of shares is reflected in the table. For more information about the awards, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(4)	Reflects (a) 24,083 shares of restricted stock granted pursuant to the terms of Mr. Rollins’ Employment Agreement, which are subject to forfeiture until fully vested on November 27, 2017, (b) 7,113 shares of performance-based restricted stock granted under the Long-Term Equity Incentive Plan which vests on May 15, 2016, subject to the achievement of applicable performance goals and continued employment and (c) 56,000 shares of restricted stock granted under the Long-Term Equity Incentive Plan, a portion of which vests on May 15, 2019 and the remainder of which vest on May 15, 2020.
(5)	Reflects 35,000 shares of restricted stock granted under the Long Term Incentive Plan, which are subject to forfeiture until fully vested on February 3, 2018; the remainder reflects shares of restricted stock granted under the Long Term Equity Incentive Plan which fully vest May 15, 2020.
(6)	Reflects shares of restricted stock granted under the Long-Term Equity Incentive Plan, a portion of which vests on May 15, 2018, May 15, 2019, and the remainder of which vest on May 15, 2020.

Option Exercises and Stock Vested

The following table shows the amounts received by the Named Executive Officers upon the exercise of options or the vesting of restricted stock or performance shares during 2015:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
James D. Rollins III	—	$—	95,346	$2,287,351
Chris A. Bagley	—	—	40,000	959,600
William L. Prater	24,900	224,028	6,660	159,773
W. James Threadgill, Jr.	39,000	199,971	6,660	159,773
James R. Hodges	11,000	67,614	6,660	159,773

(1)	The vested shares acquired by Messrs. Rollins and Bagley were from restricted stock awards. The vested shares acquired by Messrs. Prater, Threadgill and Hodges were from performance awards.
(2)	Based upon the closing sale price of our common stock of $23.99 per share, as reported on the New York Stock Exchange on December 31, 2015.

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of the Named Executive Officers based on the number of years of credited service under our defined benefit retirement plans as of December 31, 2015:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James D. Rollins III	Retirement Plan	N/A	$16,332	$—
	Restoration Plan	N/A	66,233	—
	Supplemental Executive Retirement Plan	N/A	1,286,661	—
Chris A. Bagley	Retirement Plan	N/A	10,414	—
	Restoration Plan	N/A	13,254	—
	Supplemental Executive Retirement Plan	N/A	572,410	—
William L. Prater	Retirement Plan	N/A	21,087	—
	Restoration Plan	N/A	23,684	—
	Supplemental Executive Retirement Plan	N/A	581,823	—
W. James Threadgill, Jr.	Retirement Plan	29 years	880,412	—
	Restoration Plan	29 years	926,410	—
	Supplemental Executive Retirement Plan	N/A	634,449	—
James R. Hodges	Retirement Plan	43 years(1)	1,166,341	—
	Restoration Plan	43 years(1)	987,433	—
	Supplemental Executive Retirement Plan	N/A	642,489	—

(1)	Benefit service is capped at 35 years.

Retirement Plan

We maintain a tax-qualified, non-contributory, defined benefit retirement plan for our employees who have reached the age of 21 and have completed one year of service. Such employees who were hired prior to January 1, 2006 participate in the Retirement Plan and accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016, after which they will accrue benefits based on a cash balance formula. Eligible employees hired on or after January 1, 2006 participate in the Retirement Plan and accrue benefits based on a cash balance formula effective January 1, 2012 after reaching the age of 18 and completing one year of service.

The key provisions of the Retirement Plan are as follows:

•	Monthly benefit. Participants with a vested benefit will be eligible to receive retirement benefits, calculated using the following formulae, each month for the rest of their lives beginning on their normal retirement date (i.e., the date they reach age 65):

•	Final average pay formula. This formula applies for employees hired prior to January 1, 2006. On December 31, 2016, the final average pay benefit will be frozen and accruals in 2017 and later for employees hired prior to January 1, 2006 will be based on the cash balance formula. The final average pay formula is the sum of:

•	0.65% of the average compensation times years of service up to 35 years; plus

•	0.65% of the average compensation in excess of “covered compensation” (average of the Social Security wage base) times years of service up to 35 years.

•	Cash balance formula. This formula applied beginning January 1, 2012 for employees hired on or after January 1, 2006 and beginning January 1, 2017 for employees hired before January 1, 2006. The cash balance formula is based on the following:

•	Retirement benefit will be based on the value of a hypothetical account balance that is credited with 2.5% of pay for each year that the participant works at least 1,000 hours; and

•	The hypothetical account will be granted interest credits each year based on the yield of the six-month Treasury Bill as of the prior September plus 150 basis points.

Additional provisions may apply for participants who worked for a company that was acquired by us. Benefits are limited to the annual benefit limit set forth in Code Section 415, which was $210,000 per year in 2015.

•	Average compensation. Average compensation is the average of eligible pay earned over the period of five consecutive years that produces the highest average. This amount is subject to the annual compensation limit in Code Section 401(a)(17), which was $265,000 in 2015.

•	Integration with Social Security (covered compensation). As permitted by the Code, the final average pay formula provides higher benefit accruals for participants earning in excess of covered compensation (a 35-year average of the taxable wage base) so that their total retirement income (including Social Security benefits) as a percentage of compensation will be comparable to that of other employees.

•	Vesting. Participants become vested after reaching three years of service.

•	Early retirement benefits. Participants may elect to retire prior to their normal retirement date. If a participant is at least age 55 and has at least ten years of service, then he or she may receive benefits early. In such cases, the monthly benefit based on the final average pay formula will be calculated using the benefit formula described above, reduced by the sum of 6.67% times the number of years (up to five) that the participant elects to retire prior to the normal retirement date, plus 3.33% times the number of years (up to five) that the participant elects to retire prior to age 60. Based on the cash balance formula, the monthly benefit will be a single life annuity that is actuarially equivalent to the cash balance account value payable as of the early retirement date.

•	Death benefits. The participant’s beneficiary will receive a life annuity in an aggregate amount equal to the greater of (1) 50% of the amount the participant would have received if he or she had survived and elected the qualified joint and 50% contingent option payable at the earliest date allowed under the plan or (2) an amount that can be provided by the present value of the participant’s accrued benefit based on the final average pay formula plus the cash balance account value as of the participant’s date of death. If the participant made a valid election as of December 31, 2008, the beneficiary will receive a lump sum payment with respect to benefits accrued prior to January 1, 2004.

•	Disability benefits. Disabled participants will receive their accrued benefit determined as of the date of disability.

•	Special note on lump sum payments. The Retirement Plan has limited the lump sum value of benefits accrued after December 31, 2003 to $20,000. If the lump sum value of the portion of the participant’s benefit that has accrued since December 31, 2003 exceeds $20,000, the participant will not be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits. Instead, the participant will be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits that accrued up to December 31, 2003. Then, the portion of the participant’s benefit that has accrued since December 31, 2003 will be available as a residual annuity payment in addition to the lump sum payment option. A participant may, however, receive a lump sum payment of the entire benefit based on the cash balance formula.

Restoration Plan

This plan provides a supplement to our Retirement Plan for amounts that exceed the statutory limits on qualified plans under the Code. As a result, the executives, officers and management employees designated to participate in this plan will have a similar total retirement income as a percentage of total compensation as our other employees. This plan applies to compensation earned in excess of the limitation of Section 401(a)(17) of the Code (i.e., $265,000 in 2015). It also provides benefits that would otherwise be reduced by the annual limitation on annuity payments under Section 415 of the Code (i.e., $210,000 in 2015). Benefits are calculated by applying the same benefit formulae that apply under the Retirement Plan to the average compensation based on the final average pay formula or the annual compensation based on the cash balance formula earned by the participant in excess of these limits. For this purpose, compensation is the same as defined in the Retirement Plan but excludes commissions and includes compensation that is deferred under the Deferred Compensation Plan. Benefits are forfeited if the participant has not earned three years of vesting service under our Retirement Plan, is terminated for cause or violates certain noncompete or confidentiality covenants. Benefits are paid out of our general assets and are not dependent on investment returns or interest earned. Benefits are paid in the form of an annuity at the later of age 55 or separation from service, and benefits under the cash balance formula are paid as a lump sum within 90 days after separation from service.

In general, the provisions for the Restoration Plan are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Code in connection with compensation and benefits. The net benefit payable under the plan is the difference between this gross benefit and the benefit payable by the Retirement Plan.

Supplemental Executive Retirement Plan

We sponsor a non-qualified, non-contributory, unfunded defined benefit pension arrangement for select key employees. Benefits are paid out of our general assets and are not impacted by investment returns or interest earned. The key provisions of the Supplemental Executive Retirement Plan are as follows:

•	Monthly benefit. Eligible participants will receive 15% of average compensation, payable on the date of the participant’s retirement after age 65. As a result of an amendment to the plan in 2012, the Executive Compensation and Stock Incentive Committee has the authority to provide additional benefits in an amount up to $1,000 per month for the maximum payment period.

•	Average compensation. Average compensation is the average of eligible pay earned over the period of 36 months beginning January 1, 2006 or later that produces the highest average. Earnings in this plan include compensation that is deferred under the Deferred Compensation Plan.

•	Eligibility. Participants are a select group of management or highly compensated employees who are designated by the Executive Compensation and Stock Incentive Committee to participate.

•	Early retirement benefits. Participants may elect to retire and commence payments as early as age 55. The monthly benefit is calculated in the same manner as the normal retirement benefit, but is reduced 5% for each year that the participant elects to retire prior to age 65.

•	Death, disability and change in control benefits. If a participant dies or becomes totally and permanently disabled prior to retirement, the participant’s designated beneficiary will receive the early retirement benefit described above, but such an amount will not be less than one-half of the normal retirement benefit (i.e., 7.5% of average monthly compensation). Upon termination of employment following a change in control, the participant will receive the full retirement benefit with no reduction for termination prior to age 65.

•	Form of benefit payment. All benefits will be paid in equal consecutive monthly installments over a period of ten years.

•	Forfeiture of benefits. Except in the event of death, disability or a change in control, benefits under the plan are forfeited by participants who terminate employment prior to age 55. Benefits are also forfeited if a participant violates noncompete or confidentiality covenants.

Compounding Effect of Compensation Increases

The Executive Compensation and Stock Incentive Committee is aware that compensation increases for executive officers having the effect of enhancing benefits under its pension plans, particularly the Restoration Plan and the Supplemental Executive Retirement Plan. In general, these are defined benefit plans that are based on average compensation over five and three years, respectively. Salary and cash incentive award increases tend to have only a modest compounding impact on total amounts received by executives. Willis Towers Watson, in its capacity as benefits consultant and pension actuary, provides us with relevant information so that the committee is able to consider the compounding effect of compensation adjustments under these programs.

Assumptions Used to Calculate Pension Values

Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions have been applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, “Compensation – Retirement Benefits,” or FASB ASC Topic 715, on the measurement date, although SEC rules specify certain exceptions (as noted in the table below).

The changes in pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year). The accumulated pension values shown in the Pension Benefits Table are based on the assumptions applied as of December 31, 2015.

The following key assumptions are used to determine the pension values:

Assumption	Basis for Assumption	December 31, 2014	December 31, 2015
Discount rate	Under SEC rules, discount rate used to measure pension liabilities under FASB ASC Topic 715.	4.10% for the Retirement Plan; 3.90% for the Restoration Plan; 3.10% for the Supplemental Executive Plan	4.44% for the Retirement Plan; 4.20% for the Restoration Plan; 3.40% for the Supplemental Executive Plan

Rate of future salary increases	Under SEC rules, no salary projection.	0%	0%

Form of payment	Retirement Plan: normal form of payment.(1)	Life annuity	Life annuity
	Restoration Plan: normal form of payment.(2)	Specified by participant	Specified by participant
	Supplemental Executive Retirement Plan: normal form of payment.	Ten-year certain annuity	Ten-year certain annuity

Date of retirement	For Summary Compensation Table and Pension Benefits Table, use normal retirement age pursuant to SEC rules.	Age 65	Age 65
	For Potential Payments Upon Termination or Change-in-Control Tables, use the determination date.	Immediate(3)	Immediate(3)

Lump sum interest rate	For Summary Compensation Table and Pension Benefits Table, use same assumption to measure pension liabilities under FASB ASC Topic 715.	Assumed equal to the discount rate used for the Retirement Plan.	Assumed equal to the discount rate used for the Retirement Plan.
	For Potential Payments Upon Termination or Change-in-Control Tables, use interest rate defined by the plan for the upcoming plan year pursuant to §417(e) of the Code.	Rates as specified at the time of payment by the Treasury under §417(e) of the Code.	Rates as specified at the time of payment by the Treasury under §417(e) of the Code.

Post-retirement mortality	For Summary Compensation Table and Pension Benefits Table, use same assumption to measure pension liabilities under FASB ASC Topic 715.	RP-2014 Healthy Annuitants mortality tables for males and females with generational projection using scale MP-2014	RP-2014 Healthy Annuitants mortality table adjusted backward to 2006 with scale MP-2014 and projected with scale MP-2015 generationally
	For Potential Payments Upon Termination or Change-in-Control Tables, use Mortality Table pursuant to §417(e) of the Code.	RP-2000 (50/50 Blend) projected to 2014	RP-2000 (50/50 Blend) projected to 2015

(1)	For the Retirement Plan, information in the Summary Compensation Table and the Pension Benefits Table assumes the normal form of payment is a life annuity. For these tables, it is assumed that 5% of participants elect the normal form for benefits accrued prior to January 1, 2004 and 95% elect a lump sum payment for benefits accrued prior to January 1, 2004. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. For the cash balance formula benefit, it is assumed that 95% of participants elect a lump sum and 5% elect an annuity. Results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity. For more information, see the subsection above entitled “– Retirement Plan – Special Note on Lump Sum Payments.”
(2)	For the Restoration Plan, certain participants were allowed to make an election as of December 31, 2008 to receive the benefits accrued prior to January 1, 2004 as a lump sum payment or as a life annuity. Mr. Threadgill elected to receive a life annuity while Mr. Hodges elected to receive a lump sum. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. In the event that a lump sum payment was elected, results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity.
(3)

For the Retirement Plan and the Restoration Plan, participants may retire immediately under the early retirement provisions of each plan if they have reached age 55 and earned at least ten years of vesting service. Participants who retire prior to age 65 and do not meet early retirement eligibility requirements may elect an immediate annuity that is actuarially equivalent to their accrued benefit. Cash balance formula benefits are payable as a lump sum at any time after termination, with the option to elect an actuarially equivalent annuity. For the Supplemental Executive Retirement Plan, participants may retire immediately under the early retirement provisions of the plan if they have reached age 55. Participants who terminate employment prior to retirement eligibility will not be eligible for a benefit under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

The following table shows the activity during 2015 and the aggregate balance held by each of the Named Executive Officers at December 31, 2015 under the Deferred Compensation Plan:

Name	Executive Contributions	BancorpSouth Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2015
James D. Rollins III	$—	$—	$—	$—	$—
William L. Prater	—	—	—	—	—
Chris A. Bagley	—	—	—	—	—
James R. Hodges	—	—	—	—	—
James V. Kelley	—	—	—	—	—

We maintain the Deferred Compensation Plan as a nonqualified contribution benefit arrangement for our executive officers. This plan permits eligible employees to elect to defer a portion of their compensation. We do not make a matching or other contribution under this plan. Each participant’s account is credited with interest effective June 30 and December 31 of each calendar year. Interest is credited at the rate equal to the yield on the most recently-issued U.S. Treasury note with an original maturity of ten years or the most recently-issued U.S. Treasury note with an original maturity of one year, whichever is greater, as quoted in The Wall Street Journal for the last business day of the calendar year. Participant accounts are distributed following retirement or separation from service in installment payments over ten years, unless the participant timely elects a different form of payment. Generally, payments cannot commence until six months following separation from service.

These programs supplement our tax-qualified 401(k) Profit-Sharing Plan, as the Code limits the amounts that can be accrued in a qualified plan for highly paid executives. Both programs are subject to the rules under Section 409A of the Code.

Potential Payments Upon Termination or Change-in-Control

The following tables show the amounts that each Named Executive Officer would have received assuming that the Named Executive Officer resigned or retired, his employment was terminated, a change in control occurred or he died or became disabled effective December 31, 2015. Additional information regarding the payments described below is summarized above under “COMPENSATION DISCUSSION AND ANALYSIS – Employment Agreements and Change in Control Agreements” and under “– Pension Benefits”

Mr. Rollins

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—	$2,400,000	(1)	$—
Non-Equity Incentive Plan Compensation	—		—	4,800,000	(1)	744,577	(1)
Options (unvested)	—		—	—		—
Restricted Stock (unvested)	—		—	2,091,832	(2)	2,091,832	(2)
Performance Shares (unvested)	596,919	(3)	—	794,837	(3)	596,919	(3)
Insurance Benefits	—		—	57,822	(4)	1,000,000	(5)
Restoration Plan(7)	80,326		80,326	80,326		80,326
Supplemental Executive Retirement Plan(6)	118,510		118,510	197,517		118,510
Accrued Vacation	59,231		59,231	59,231		59,231
Perquisites	—		—	29,280	(7)	—

(1)	The amounts shown reflect the product of 300% of Mr. Rollins’ base salary and maximum cash incentive under our Amended and Restated Executive Performance Incentive Plan pursuant to the terms of his Change in Control Agreement. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.

(2)	The shares earned based on achievement of the goals under the performance award are standards of the awards that have earned on the date of death, disability or retirement after age 65 The amount shown reflects the market value of 87,196 shares of restricted stock that would have vested pursuant to the terms of Mr. Rollins’ restricted stock award agreement.
(3)	The amount shown reflects the market value of 24,882 shares that would have been earned and vested under Mr. Rollins’ performance share awards that would have vested pursuant to the terms of his performance award agreement, except that 33,132 shares would have become vested on a change in control.
(4)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 36-month period following a change in control in accordance with the terms of Mr. Rollins’ Change in Control Agreement.
(5)	The amount shown reflects the proceeds due under our split dollar life insurance program. There is no disability benefit under this program.
(6)	The amounts shown reflect the present value of benefits accrued that would be payable.
(7)	The amount shown is equal to 300% of the value of perquisites provided to Mr. Rollins under his Change in Control Agreement.

Mr. Bagley

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—	$1,187,500	(1)	$—
Non-Equity Incentive Plan Compensation	—		—	1,781,250	(1)	331,570	(1)
Options (unvested)	—		—	—		—
Restricted Stock (unvested)	—		—	1,127,530	(2)	1,127,530	(2)
Performance Shares (unvested)	71,970	(3)	—	143,940	(3)	71,970	(3)
Insurance Benefits	—		—	58,068	(4)	600,000	(5)
Restoration Plan(6)	16,840		16,840	16,840		16,840
Supplemental Executive Retirement Plan(6)	46,844		46,844	93,688		46,844
Accrued Vacation	30,144		30,144	30,144		30,144
Perquisites	—		—	40,272	(7)	—

(1)	The amounts shown reflect the product of 250% of Mr. Bagley’s base salary and maximum cash incentive under our Amended and Restated Executive Performance Incentive Plan pursuant to the terms of his Change in Control Agreement. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.
(2)	The amounts shown reflect the market value of 47,000 shares of restricted stock that would have vested pursuant to the terms of Mr. Bagley’s restricted stock award agreement.
(3)	The amount shown reflects the market value of 3,000 shares that would have been earned and vested under Mr. Bagley’s performance share awards that would have vested pursuant to the terms of his performance award agreement, except that 6,000 shares would have become vested on a change in control.
(4)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 36-month period in accordance with the terms of Mr. Bagley’s Change in Control Agreement.
(5)	The amount shown reflects the proceeds due under our group term life insurance program. There is no disability benefit under this program.
(6)	The amounts shown reflect the present value of benefits accrued that would be payable.
(7)	The amount shown is equal to 300% of the value of perquisites provided to Mr. Bagley under his Change in Control Agreement.

Mr. Prater

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—	$—	$790,000	(1)	$—
Non-Equity Incentive Plan Compensation	—	—	1,027,000	(1)	238,963	(1)
Options (unvested)	—	—	—		—
Restricted Stock (unvested)	—	—	615,344	(2)	615,344	(2)
Performance Shares (unvested)	—	—	163,708	(3)	139,718	(3)
Insurance Benefits	—	—	20,100	(4)	750,000	(5)
Restoration Plan(6)	29,609	29,609	29,609		29,609
Supplemental Executive Retirement Plan(6)	46,564	46,564	93,129		46,564
Accrued Vacation	20,889	20,889	20,889		20,889
Perquisites	—	—	26,736	(7)	—

(1)	The amounts shown reflect the product of 200% of Mr. Prater’s base salary and maximum cash incentive under our Amended and Restated Executive Performance Incentive Plan pursuant to the terms of his Change in Control Agreement. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.
(2)	The amounts shown reflect the market value of 25,650 shares of restricted stock that would have vested pursuant to the terms of Mr. Prater’s restricted stock award agreement.
(3)	The amount shown reflects the market value of 5,824 shares that would have been earned and vested under Mr. Prater’s performance award agreement, except that 6,824 shares would have become vested on a change in control.
(4)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 24-month period in accordance with the terms of Mr. Prater’s Change in Control Agreement.
(5)	The amount shown reflects the proceeds due under our split dollar life insurance program. There is no disability benefit under this program.
(6)	The amounts shown reflect the present value of benefits accrued that would be payable.
(7)	The amount shown is equal to 200% of the value of perquisites provided to Mr. Prater under his Change in Control Agreement.

Mr. Threadgill

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—	$—	$760,000	(1)	$—
Non-Equity Incentive Plan Compensation	—	—	760,000	(1)	176,837	(1)
Options (unvested)	—	—	—		—
Restricted Stock (unvested)	—	—	485,798	(2)	485,798	(2)
Performance Shares (unvested)	—	—	150,465	(3)	119,278	(3)
Insurance Benefits	—	—	25,060	(4)	600,000	(5)
Restoration Plan(6)	60,265	60,265	60,265		92,174
Supplemental Executive Retirement Plan(6)	67,783	67,783	84,729		67,783
Accrued Vacation	864	864	864		864
Perquisites	—	—	29,604	(7)	—

(1)	The amounts shown reflect the product of 200% of Mr. Threadgill’s base salary and maximum cash incentive under our Amended and Restated Executive Performance Incentive Plan pursuant to the terms of his Change in Control Agreement. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.
(2)	The amounts shown reflect the market value of 20,250 shares of restricted stock that would have vested pursuant to the terms of Mr. Threadgill’s restricted stock award agreement.
(3)	The amount shown reflects the market value of 4,972 shares that would have been earned and vested under Mr. Threadgills performance award agreement, except that 6,272 shares would have become vested on a change in control.
(4)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 24-month period in accordance with the terms of Mr. Threadgill’s Change in Control Agreement.
(5)	The amount shown reflects the proceeds due under our split dollar life insurance program. There is no disability benefit under this program.
(6)	The amount in the table reflects the disability benefit under the Restoration Plan; the death benefit would be $53,073.
(7)	The amount shown is equal to 200% of the value of perquisites provided to Mr. Threadgill under his Change in Control Agreement.

Mr. Hodges

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—	$—	$750,000	(1)	$—
Non-Equity Incentive Plan Compensation	—	—	750,000	(1)	750,000	(1)
Options (unvested)	—	—	—		—
Restricted Stock (unvested)	—	—	477,401	(2)	477,401	(2)
Performance Shares (unvested)	—	—	143,556	(3)	112,369	(3)
Insurance Benefits	—	—	24,029	(4)	600,000	(5)
Restoration Plan(6)	68,802	68,802	68,802		79,752
Supplemental Executive Retirement Plan(6)	72,227	72,227	80,252		72,227
Accrued Vacation	28,216	28,216	28,216		28,216
Perquisites	—	—	9,004	(7)	—

(1)	The amounts shown reflect 200% of Mr. Hodges’ base salary and maximum cash incentive under our Amended and Restated Executive Performance Incentive Plan pursuant to the terms of his Change in Control Agreement. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.
(2)	The amounts shown reflect the market value of 19,900 shares of restricted stock that would have vested pursuant to the terms of Mr. Hodges’ restricted stock award agreement.
(3)	The amount shown reflects the market value of 4,684 shares that would have been earned and vested under Mr. Hodges’ performance award agreement, except that 5,984 shares would have become vested on a change in control.
(4)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 24-month period in accordance with the terms of Mr. Hodges’ Change in Control Agreement.
(5)	The amount shown reflects the proceeds due under our split dollar life insurance program. There is no disability benefit under this program.
(6)	The amounts shown reflect the present value of benefits accrued that would be payable plus a lump sum payment of $16,884. The amount in the table reflects the disability benefit under the Restoration Plan; the death benefit would be $65,499 plus a lump sum payment of $16,882.
(7)	The amount shown is equal to 200% of the value of perquisites provided to Mr. Hodges under his Change in Control Agreement.

DIRECTOR COMPENSATION

The following table provides information with respect to non-employee director compensation for the fiscal year ended December 31, 2015:

Name(1)	Fees Earned or Paid in Cash(2)	Restricted Stock Unit Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Gus J. Blass III*	$72,840	$53,888	$—	$—	$—	$—	$126,728
James E. Campbell III*	66,340	53,888	—	—	—	—	120,228
Deborah M. Cannon	55,336	53,888	—	—	—	—	109,224
Hassell H. Franklin**	109,996	53,888	—	—	—	—	163,884
W. G. Holliman, Jr.**	94,340	53,888	—	—	—	—	148,228
Warren A. Hood, Jr.	66,004	53,888	—	—	—	—	119,892
Keith J. Jackson	70,004	53,888	—	—	—	—	123,892
Larry G. Kirk**	71,328	53,888	—	—	—	—	125,216
Turner O. Lashlee(5)	20,668	—	—	—	—	—	20,668
Guy W. Mitchell III**	83,165	53,888	—	—	—	—	137,053
Robert C. Nolan	84,004	53,888	—	—	—	—	137,892
W. Cal Partee, Jr.(6)	18,668	—	—	—	—	—	18,668
Alan W. Perry*	76,337	53,888	—	—	—	—	130,225
Thomas R. Stanton	15,501	—	—	—	—	—	15,501

*	Serves as Chair of a committee of the Board of Directors of BancorpSouth Bank.
**	Serves as Chair of a committee of the Board of Directors of BancorpSouth.
(1)	Messrs. Rollins, who was employed by us in 2015, did not receive compensation for serving as a member of the Board of Directors.
(2)	Until our Director Stock Plan terminated in April 2015, our directors were required to take at least 50% of the fees payable to them for their service as directors (annual retainers and meeting attendance fees) in the form of our common stock. A director could, however, elect to take a larger percentage of his or her fees in our common stock. Payments in stock were valued at the market price on the date the fee was paid. Further, certain of our directors (Messrs. Franklin, Holliman, Kirk and Perry) have elected under our Deferred Directors’ Fee Unfunded Plan to defer receipt of all or a portion of the cash fees to which they are entitled until such time as they cease to be directors.

For 2015, the directors received the following aggregate number of shares of our common stock with respect to fees payable for their service as directors:

Name	Number of Shares	Aggregate Grant Date Fair Value†
Gus J. Blass III	573	$13,247
James E. Campbell III	573	13,247
Deborah M. Cannon	—	—
Hassell H. Franklin	465	10,750
W. G. Holliman, Jr.	416	9,617
Warren A. Hood, Jr.	540	12,484
Keith J. Jackson	605	13,987
Larry G. Kirk	324	7,490
Turner O. Lashlee	335	7,745
Guy W. Mitchell III	343	7,930
Robert C. Nolan	367	8,485
W. Cal Partee, Jr.	605	13,987
Alan W. Perry	286	6,612
Thomas R. Stanton	—	—

†	Reflects the aggregate grant date fair value of stock received on April 7, 2015, computed in accordance with FASB ASC Topic 718, for fees earned in 2015.
(3)	Reflects the aggregate grant date fair value of restricted stock units awarded on May 1, 2015 pursuant to the terms of our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors, computed in accordance with FASB ASC Topic 718. The shares of our common stock underlying these awards will vest on the date of the annual meeting of shareholders.

(4)	No options were granted to non-employee directors during 2015. As of December 31, 2015, the number of shares of our common stock underlying outstanding options granted for services as a director was as follows:

Name	Number of Securities Underlying Outstanding Option Awards
	(Exercisable)	(Unexercisable)
Gus J. Blass III	—	—
James E. Campbell III	—	—
Deborah M. Cannon	—	—
Hassell H. Franklin	7,200	—
W. G. Holliman, Jr.	7,200	—
Warren A. Hood, Jr.	—	—
Keith J. Jackson	—	—
Larry G. Kirk	7,200	—
Turner O. Lashlee(5)	7,200	—
Guy W. Mitchell III	7,200	—
Robert C. Nolan	7,200	—
W. Cal Partee, Jr.(6)	7,200	—
Alan W. Perry	7,200	—
Thomas R. Stanton	—	—

(5)	Mr. Lashlee did not stand for re-election to the Board of Directors at the 2015 annual meeting of shareholders.
(6)	Mr. Partee did not stand for re-election to the Board of Directors at the 2015 annual meeting of shareholders.

Each of our directors also currently serves on the Board of Directors of BancorpSouth Bank. Our directors receive the following compensation for their service:

•	An annual retainer of $50,000 for serving on both our Board of Directors and the Board of Directors of BancorpSouth Bank;

•	The Lead Director receives an additional annual retainer of $25,000;

•	Members of the Executive Committee receive an annual retainer of $15,000;

•	Members of the Audit Committee receive an annual retainer of $15,000;

•	Members of other standing committees of either board of directors receive an annual retainer of $9,000;

•	Chairmen of standing or special committees of either board of directors, other than the Audit Committee and Risk Management Committee, receive an additional annual retainer of $5,000;

•	The Chairman of the Audit Committee receives an additional annual retainer of $12,000; and

•	The Chairman of the Risk Management Committee receives an additional annual retainer of $10,000.

Directors are also reimbursed for necessary travel expenses and are insured under our group life insurance plan for amounts of $15,000 to age 65 and $9,750 from age 65 until reaching age 70.

Each of our non-employee directors is eligible to participate in our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors. The 1995 Non-Qualified Stock Option Plan is administered by the Nominating and Corporate Governance Committee, which may not deviate from the express annual awards provided for in the plan. In 2013, the Executive Compensation and Stock Incentive Committee amended this plan to prohibit option repricing without shareholder approval and to clarify certain language regarding vesting periods and performance conditions for awards granted under the plan. A total of 964,000 shares of common stock are currently reserved for issuance under the 1995 Non-Qualified Stock Option Plan. As of January 31, 2016, options to purchase 544,746 shares of common stock and 82,250 restricted stock units have been granted under this plan. Of these awards, options to purchase 308,346 shares have been exercised and 55,000 restricted stock units have vested, and options to purchase 171,600 shares and 2,500 restricted stock units have been forfeited.

In 2008, shareholders approved an amendment to the 1995 Non-Qualified Stock Option Plan that, among other things, provides for the grant of restricted stock units. A restricted stock unit is the right to receive stock (but not dividends) on a future vesting date. Under the plan, restricted stock units will vest on the date of the first annual meeting of shareholders that follows the date of the award. As a result of the 2008 amendment to the 1995 Non-Qualified Stock Option Plan, the Nominating and Corporate Governance Committee has the discretion to grant non-qualified stock options, restricted stock and restricted stock units to our non-employee directors. On May 1, 2015, the Nominating and Corporate Governance Committee awarded 2,250 restricted stock units to each of our non-employee directors pursuant to the 1995 Non-Qualified Stock Option Plan, and the shares of our common stock underlying these awards will vest on the date of the annual meeting of shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2016. KPMG LLP provided audit and audit-related services to us for the years ended December 31, 2015 and 2014. We anticipate that representatives of KPMG LLP will attend the annual meeting and will have the opportunity to make a statement, if they determine to do so, and will be available to respond to appropriate questions at that time. The aggregate fees billed for the services provided to us by KPMG LLP for the years ended December 31, 2015 and December 31, 2014 were as follows:

	2015	2014
Audit Fees(1)	$1,254,600	$1,209,890
Audit-Related Fees(2)	—	7,550
Tax Fees	—	—
All Other Fees	—	—

Total	$1,254,600	$1,217,440

(1)	The Audit Fees for the years ended December 31, 2015 and 2014 represent the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements, including the audit of internal control over financial reporting, and for services that are normally provided by KPMG LLP in connection with regulatory filings or engagements.
(2)	The Audited-Related Fees consisted principally of fees for services related to certain employee benefit plans.

The Audit Committee pre-approves each audit and non-audit service provided by our auditor prior to its engagement to perform such services. The Audit Committee has not adopted any other pre-approval policies or procedures.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four directors, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange. The Audit Committee held 9 meetings in 2015. These meetings facilitated communication with senior management, the internal auditors and BancorpSouth’s independent registered public accounting firm. During 2015, the Audit Committee held discussions with the internal auditors and BancorpSouth’s independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of BancorpSouth’s financial reporting and internal controls.

The role and responsibilities of the Audit Committee are set forth in the charter adopted by the Board of Directors, a copy of which is available on BancorpSouth’s website at www.bancorpsouth.com on the Investor Relations webpage under the caption “Corporate Information – Committee Charting.” In fulfilling its responsibilities, the Audit Committee:

•	Reviewed and discussed with management BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2015 and BancorpSouth’s unaudited quarterly consolidated financial statements during 2015 (including the disclosures contained in BancorpSouth’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);

•	Discussed with KPMG LLP, BancorpSouth’s independent registered public accounting firm, the matters required to be discussed under Auditing Standard No. 16, both with and without management present; and

•	Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence.

Based on the Audit Committee’s review and discussions as described above, and in reliance thereon, the Audit Committee recommended to BancorpSouth’s Board of Directors that BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2015 be included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee:

Larry G. Kirk (Chairman) Deborah M. Cannon W.G. Holliman, Jr. Warren A. Hood, Jr.

EXECUTIVE COMPENSATION AND STOCK INCENTIVE COMMITTEE REPORT

The Executive Compensation and Stock Incentive Committee has reviewed and discussed the Compensation Discussion and Analysis required by Securities and Exchange Commission Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Executive Compensation and Stock Incentive Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2015.

Executive Compensation and Stock Incentive Committee:

W.G. Holliman, Jr. (Chairman) James E. Campbell III Hassell H. Franklin Robert C. Nolan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BancorpSouth Bank conducts banking transactions in the ordinary course of business with our officers and directors and their associates, affiliates and family members. While certain provisions of the Sarbanes-Oxley Act of 2002 generally prohibit us from making personal loans to our executive officers and directors, it permits BancorpSouth Bank to make loans to our executive officers and directors so long as such loans are on non-preferential terms. During the year ended December 31, 2015, BancorpSouth Bank made loans to our executive officers, directors and their family members that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BancorpSouth Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Pursuant to its written charter and the written Related Person Transaction Policy approved by our Board of Directors, the Nominating and Corporate Governance Committee reviews and approves all “related person” transactions between BancorpSouth or BancorpSouth Bank and any of their “related persons” or affiliates, or transactions in which any of such persons directly or indirectly is interested or benefitted. If advance approval of a related person transaction by the Nominating and Corporate Governance Committee is not practicable, then the related person transaction shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In accordance with the Related Person Transaction Policy, no director is permitted to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the related person transaction to the Nominating and Corporate Governance Committee.

Pursuant to the Related Person Transaction Policy, the Board of Directors has delegated to the Chairman of the Nominating and Corporate Governance Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $100,000. In addition, the policy enumerates certain related person transactions that are deemed to be pre-approved or ratified, as applicable, by the committee.

In 2015, the law firm of Forman Perry Watkins Krutz & Tardy, LLP provided legal services to BancorpSouth and BancorpSouth Bank in connection with various legal matters. Mr. Perry, a member of our Board of Directors, was a partner of this law firm through January 2015 and had a direct or indirect material interest in the attorney fees paid to the firm in the amount of $183,641.

The Nominating and Corporate Governance Committee ratified the employment by BancorpSouth Bank during 2015 of Cole Hodges as President of the Franklin, Tennessee market pursuant to our Related Person Transaction Policies and Procedures. Cole Hodges is the son of James R. Hodges, our Senior Executive Vice President and Chief Credit Officer. During 2015, Cole Hodges was paid an aggregate amount of compensation and received other benefits comparable to those received by employees having similar positions. The compensation of Mr. Hodges was established by BancorpSouth Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.

GENERAL INFORMATION

Counting of Votes

All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be voted on by ballot. Inspectors of election will be appointed to, among other things:

•	Determine the number of shares of our common stock outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies;

•	Receive votes on ballots;

•	Hear and determine all challenges and questions in any way arising in connection with the right to count and tabulate all votes; and

•	Determine the voting results.

Each proposal presented herein to be voted on at the annual meeting must be approved by the vote described under such proposal. The inspectors of election will treat shares represented by properly submitted proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Inspectors of election will not count broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held of record by brokers or nominees as to which voting instructions have not been received from the beneficial owner with respect to any proposal that does not relate to a “routine” matter. Because the election of directors is not a “routine” matter, if shares are held in “street name” through a broker or other holder of record and the beneficial holder does not indicate how to vote on either of these matters, the record holder will not vote the beneficial holder’s shares on those matters.

Abstentions and broker non-votes do not constitute a vote “FOR” or “AGAINST” and will be disregarded in the calculation of a plurality with respect to the election of directors. Therefore, neither abstentions nor broker non-votes will have any effect on the proposal presented in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of the outstanding shares of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. These officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms and certain other forms that they file. There are specific due dates for these reports, and we are required to report in this Proxy Statement any failure to file reports timely as required for 2015. Based solely upon a review of the applicable filings on the SEC’s EDGAR website, copies of reports furnished to us and written representations that no other reports were required, we believe that these reporting and filing requirements were complied with for 2015, except that each of Messrs. Hodges, Prater and Threadgill and Mrs. Cathy S. Freeman (our Senior Executive Vice President and Chief Administrative Officer) failed to report on a timely basis a single transaction for each related to the vesting of performance shares (with shares withheld to satisfy tax withholding obligations) on January 30, 2015. Each of these transactions was subsequently reported on a Form 4 filing.

Shareholder Nominations and Proposals

Shareholders who would like to recommend director nominees or make a proposal for consideration at the 2017 annual meeting of shareholders should submit the nomination or proposal, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2) promulgated under the Securities Exchange Act of 1934, as amended, in writing and mailed to the Corporate Secretary at the address listed below. We must receive all such nominations and proposals not later than November 18, 2016 in order for the nomination or proposal to be included in our proxy statement. Shareholder nominations and proposals submitted after November 18, 2016 but before December 18, 2016, will not be included in our proxy statement, but may be included in the agenda for our 2017 annual meeting if submitted to our Corporate Secretary at the address listed below and if such nomination or proposal includes:

•	The name and address of the shareholder;

•	The class and number of shares of common stock held of record and beneficially owned by such shareholder;

•	The name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of common stock are registered on our stock transfer books;

•	A representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•	A brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders;

•	Any personal or other material interest of the shareholder in the business to be submitted;

•	As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	All other information relating to the nomination or proposed business that may be required to be disclosed under applicable law.

In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information we reasonably request. Such notice shall be sent to the following address:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded and, upon the instructions of the presiding officer of the annual meeting, all votes cast for each such nominee and any such proposal will be disregarded.

The individuals named as proxies on the proxy card for our 2017 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in our proxy statement for the 2017 annual meeting, unless we receive notice of the matter to be proposed not earlier than November 18, 2016 nor later than December 18, 2016 and in accordance with the requirements listed above. These dates assume a mailing date for this Proxy Statement of [•], 2016. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of the proposal and how the proxies intend to exercise their discretion to vote on these matters, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

Householding of Proxy Materials and Annual Reports

The SEC rules regarding delivery of proxy statements and annual reports may be satisfied by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding, however, will continue to receive separate proxy cards. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold our common stock as a registered shareholder and prefer to receive separate copies of a proxy statement and/or annual report either now or in the future, please call 1-800-368-5948 or send a written request to:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Shareholders who share an address and are receiving multiple copies of proxy statements and annual reports and would prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report by calling 1-800-368-5948 or sending a written request to the address above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This Proxy Statement and our 2015 Annual Report to Shareholders are available at www.bancorpsouth.com/proxy. If you wish to attend the annual meeting and need directions, please call us at 1-888-797-7711.

Miscellaneous

We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of common stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone. We may also engage a proxy solicitation firm to assist us in our solicitation efforts, if necessary or desirable to assure the presence of a quorum at the annual meeting, although no such firm has been engaged as of the date of this Proxy Statement.

Our management is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted with respect to such matters in accordance with the judgment of the person or persons voting such proxies, subject to the direction of our Board of Directors.

A copy of our 2015 Annual Report to Shareholders has been made available for Internet access to all shareholders entitled to notice of and to vote at the annual meeting.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2015 will be furnished without charge to any shareholder who requests such report by sending a written request to:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

A copy of our Annual Report Form 10-K for the year ended December 31, 2015 may also be obtained without charge on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “SEC Filings – Documents” and through the SEC’s website at www.sec.gov.

BANCORPSOUTH, INC.

JAMES D. ROLLINS III Chairman of the Board and Chief Executive Officer

[•], 2016

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Central Time, on April 27, 2016. Vote by Internet • Go to www.envisionreports.com/bxs • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card (Revocable) 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposal 1 — The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: For Withhold For Withhold For Withhold + 01—Gus J. Blass III 02—Shannon A. Brown 03—W.G. Holliman, Jr. 04—Larry G. Kirk 05—Guy W. Mitchell III 06—Robert C. Nolan 07—James D. Rollins III 08—Thomas R. Stanton B Proposal 2 — The Board of Directors recommends a vote FOR approving the proposed Amended and Restated Articles of Incorporation. For Against Abstain 2. Approval of Amended and Restated Articles of Incorporation. C Proposal 3 —The Board of Directors recommends a vote FOR approval of a new article in our Restated Articles of Incorporation to add an exclusive forum selection provision. For Against Abstain 3. Approval of new article in our restated Articles of Incorporation Note: We may conduct such other business as may properly to designate the state or federal court of general jurisdiction in come before the 2016 Annual Meeting of Shareholders Lee County, Mississippi, as the exclusive forum for certain or any postponement or adjournment thereof. legal actions. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C1234567890 JNT 1UPX 2736321 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

BancorpSouth, Inc. – Annual Meeting April 27, 2016 YOUR VOTE IS IMPORTANT! Annual Meeting materials are available online at: www.envisionreports.com/bxs IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Notice of 2016 Annual Meeting of Shareholders Proxy Solicited on Behalf of the Board of Directors for Annual Meeting — April 27, 2016 James E. Campbell III, Deborah M. Cannon and Alan W. Perry (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of BancorpSouth, Inc. to be held on April 27, 2016 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2016 Annual Meeting of Shareholders or any postponement or adjournment thereof. (Items to be voted appear on reverse side.) E Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—E ON BOTH SIDES OF THIS CARD. +

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card (Revocable) PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 1. Election of Directors: For Withhold For Withhold For Withhold 01—Gus J. Blass III 02—Shannon A. Brown 03—W.G. Holliman, Jr. 04—Larry G. Kirk 05—Guy W. Mitchell III 06—Robert C. Nolan 07—James D. Rollins III 08—Thomas R. Stanton B Proposal 2 — The Board of Directors recommends a vote FOR approving the proposed Amended and Restated Articles of Incorporation. For Against Abstain 2. Approval of Amended and Restated Articles of Incorporation. C Proposal 3 —The Board of Directors recommends a vote FOR approval of a new article in our Restated Articles of Incorporation to add an exclusive forum selection provision. For Against Abstain 3. Approval of new article in our restated Articles of Incorporation to designate the state or federal court of general jurisdiction in Lee County, Mississippi, as the exclusive forum for certain legal actions. Note: We may conduct such other business as may properly come before the 2016 Annual Meeting of Shareholders or any postponement or adjournment thereof. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 2 7 3 6 3 2 2 02AMAD

BancorpSouth, Inc. – Annual Meeting April 27, 2016 YOUR VOTE IS IMPORTANT! Annual Meeting materials are available online at: www.edocumentview.com/bxs PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY — BancorpSouth, Inc. Notice of 2016 Annual Meeting of Shareholders Proxy Solicited on Behalf of the Board of Directors for Annual Meeting — April 27, 2016 James E. Campbell III, Deborah M. Cannon and Alan W. Perry (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of BancorpSouth, Inc. to be held on April 27, 2016 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2016 Annual Meeting of Shareholders or any postponement or adjournment thereof. (Items to be voted appear on reverse side.)